                                                                    EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER


                           Dated as of March 6, 2000


                                    between


                         INTERNET PICTURES CORPORATION,


                         PICTUREWORKS TECHNOLOGY, INC.


                              and PURPLE SUB, INC.

                               TABLE OF CONTENTS


                                                                                             PAGE
ARTICLE 1 - THE MERGER..........................................................................1

   SECTION 1.1.  THE MERGER.....................................................................1
   SECTION 1.2.  EFFECTIVE TIME.................................................................1
   SECTION 1.3.  CLOSING OF THE MERGER..........................................................2
   SECTION 1.4.  EFFECTS OF THE MERGER..........................................................2
   SECTION 1.5.  CERTIFICATE OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION...............2
   SECTION 1.6.  BOARD OF DIRECTORS AND OFFICERS OF SURVIVING CORPORATION.......................2
   SECTION 1.7.  MERGER CONSIDERATION...........................................................2
   SECTION 1.8.  EXCHANGE OF CERTIFICATES.......................................................5
   SECTION 1.9.  ESCROW.........................................................................7
   SECTION 1.10. STOCK OPTIONS..................................................................7
   SECTION 1.11  WARRANTS.......................................................................8
   SECTION 1.12  DISSENTING SHARES..............................................................9
   SECTION 1.13  TAX TREATMENT..................................................................9
   SECTION 1.14  TAKING OF NECESSARY ACTION; FURTHER ACTION.....................................9

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF PURPLE...........................................10

   SECTION 2.1.  ORGANIZATION AND QUALIFICATION................................................10
   SECTION 2.2.  CAPITALIZATION OF PICTUREWORKS................................................10
   SECTION 2.3.  AUTHORITY RELATIVE TO THIS AGREEMENT; RECOMMENDATION..........................11
   SECTION 2.4.  FINANCIAL STATEMENTS..........................................................12
   SECTION 2.5.  CONSENTS AND APPROVALS; NO VIOLATIONS.........................................12
   SECTION 2.6.  NO DEFAULT....................................................................13
   SECTION 2.7.  NO UNDISCLOSED LIABILITIES; ABSENCE OF CHANGES................................13
   SECTION 2.8.  LITIGATION....................................................................16
   SECTION 2.9.  COMPLIANCE WITH APPLICABLE LAW................................................16
   SECTION 2.10. EMPLOYEE BENEFIT PLANS; LABOR MATTERS.........................................16
   SECTION 2.11. ENVIRONMENTAL LAWS AND REGULATIONS............................................18
   SECTION 2.12. EMPLOYEES AND CONSULTANTS.....................................................19
   SECTION 2.13. TAX MATTERS...................................................................19
   SECTION 2.14. TITLE TO PROPERTY.............................................................20
   SECTION 2.15. INTELLECTUAL PROPERTY.........................................................20
   SECTION 2.16. INSURANCE.....................................................................22
   SECTION 2.17. MATERIAL CONTRACTS............................................................22
   SECTION 2.18. TAX TREATMENT.................................................................25
   SECTION 2.19. AFFILIATES....................................................................25
   SECTION 2.20. CERTAIN BUSINESS PRACTICES....................................................25
   SECTION 2.21. INSIDER INTERESTS.............................................................25
   SECTION 2.22. BROKERS.......................................................................26
   SECTION 2.23. NO OTHER AGREEMENTS TO SELL PICTUREWORKS......................................26

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
   SECTION 2.24. ACCOUNTS RECEIVABLE...........................................................26
   SECTION 2.25. POWERS OF ATTORNEY............................................................26
   SECTION 2.26. CUSTOMERS.....................................................................26
   SECTION 2.27. SUPPLIERS.....................................................................26
   SECTION 2.28. ACQUISITIONS..................................................................26
   SECTION 2.29. BOOKS AND RECORDS.............................................................26
   SECTION 2.30. YEAR 2000 COMPLIANCE MATTERS..................................................27
   SECTION 2.31. SECURITIES LAW COMPLIANCE.....................................................27
   SECTION 2.32. OTHER AGREEMENTS..............................................................27

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF IPIX.............................................27

   SECTION 3.1.  ORGANIZATION AND QUALIFICATION................................................27
   SECTION 3.2.  CAPITALIZATION OF BLUE........................................................28
   SECTION 3.3.  AUTHORITY RELATIVE TO THIS AGREEMENT; RECOMMENDATION..........................28
   SECTION 3.4.  SEC REPORTS; FINANCIAL STATEMENTS.............................................29
   SECTION 3.5.  CONSENTS AND APPROVALS; NO VIOLATIONS.........................................29
   SECTION 3.6.  NO UNDISCLOSED LIABILITIES; ABSENCE OF CHANGES................................30
   SECTION 3.7.  LITIGATION....................................................................30
   SECTION 3.8.  TAX TREATMENT.................................................................31
   SECTION 3.9.  BROKERS.......................................................................31
   SECTION 3.10. HART-SCOTT-RODINO.............................................................31
   SECTION 3.11. OTHER AGREEMENTS..............................................................31

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF PURPLE SUB.......................................31

   SECTION 4.1   ORGANIZATION..................................................................31
   SECTION 4.2   CAPITALIZATION................................................................31
   SECTION 4.3   AUTHORITY RELATIVE TO THIS AGREEMENT; RECOMMENDATION..........................31
   SECTION 4.4   NONCONTRAVENTION..............................................................31

ARTICLE 5 - COVENANTS..........................................................................32

   SECTION 5.1.  CONDUCT OF BUSINESS OF PICTUREWORKS...........................................32
   SECTION 5.2.  REASONABLE BEST EFFORTS.......................................................34
   SECTION 5.4.  MEETINGS OF PICTUREWORKS STOCKHOLDERS.........................................35
   SECTION 5.5.  ACCESS TO INFORMATION.........................................................35
   SECTION 5.6.  EMPLOYEE BENEFIT PLANS........................................................35
   SECTION 5.7.  PUBLIC ANNOUNCEMENTS..........................................................36
   SECTION 5.8.  NOTIFICATION OF CERTAIN MATTERS...............................................36
   SECTION 5.9.  TAX TREATMENT.................................................................36
   SECTION 5.10. INDEMNIFICATION...............................................................37
   SECTION 5.11. NNM STATUS OF IPIX COMMON STOCK...............................................37
   SECTION 5.12. CLOSING DATE..................................................................37
   SECTION 5.13. CONSENT OF GREYROCK TO MERGER.................................................37
   SECTION 5.14. TERMINATION OF INVESTORS' RIGHTS AGREEMENT....................................38
   SECTION 5.15. PRIVATE PLACEMENT EXEMPTION...................................................38

                                      ii


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

ARTICLE 6 - CONDITIONS TO CONSUMMATION OF THE MERGER...........................................39

   SECTION 6.1.  CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER...................39
   SECTION 6.2.  CONDITIONS TO THE OBLIGATIONS OF PICTUREWORKS.................................39
   SECTION 6.3.  CONDITIONS TO THE OBLIGATIONS OF IPIX.........................................40

ARTICLE 7 - INDEMNIFICATION....................................................................41

   SECTION 7.1   INDEMNIFICATION BY PICTUREWORKS STOCKHOLDERS..................................41
   SECTION 7.2   INDEMNIFICATION BY IPIX.......................................................42
   SECTION 7.3   LIMITATIONS...................................................................42
   SECTION 7.4   INDEMNIFICATION CLAIMS........................................................43
   SECTION 7.5   SURVIVAL OF REPRESENTATIONS AND WARRANTIES....................................46

ARTICLE 8 - TERMINATION; AMENDMENT; WAIVER.....................................................47

   SECTION 8.1.  TERMINATION...................................................................47
   SECTION 8.2.  EFFECT OF TERMINATION.........................................................48
   SECTION 8.3.  FEES AND EXPENSES.............................................................48
   SECTION 8.4.  AMENDMENT.....................................................................48
   SECTION 8.5.  EXTENSION; WAIVER.............................................................49

ARTICLE 9 - MISCELLANEOUS......................................................................49

   SECTION 9.1.  ENTIRE AGREEMENT; ASSIGNMENT..................................................49
   SECTION 9.2.  VALIDITY......................................................................49
   SECTION 9.3.  NOTICES.......................................................................49
   SECTION 9.4.  GOVERNING LAW.................................................................50
   SECTION 9.5.  DESCRIPTIVE HEADINGS..........................................................51
   SECTION 9.6.  PARTIES IN INTEREST...........................................................51
   SECTION 9.7.  CERTAIN DEFINITIONS...........................................................51
   SECTION 9.8.  PERSONAL LIABILITY............................................................51
   SECTION 9.9.  SPECIFIC PERFORMANCE..........................................................51
   SECTION 9.10. SEVERABILITY..................................................................52
   SECTION 9.11. COUNTERPARTS..................................................................52

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

EXHIBITS:

Escrow Agreement........................................................................Exhibit 1
Funding Obligation Agreement ...........................................................Exhibit 2
Registration Rights Agreement ..........................................................Exhibit 3
Stockholder Support Agreement...........................................................Exhibit 4
Estimated Fees and Expenses.............................................................Exhibit 5
Form of Officer's Certificate of iPIX and Purple Sub.............................Exhibit 6.2(c)-1
Form of Officer's Certificate of PictureWorks....................................Exhibit 6.2(c)-2


SCHEDULES:

iPIX Disclosure Schedule
PictureWorks Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of March 6, 2000, is between Internet Pictures Corporation, a Delaware corporation ("IPIX"), PictureWorks Technology, Inc., a Delaware corporation
("PICTUREWORKS") and Purple Sub, Inc., a Delaware Corporation ("PURPLE SUB").

         WHEREAS, the Boards of Directors of iPIX, PictureWorks and Purple Sub each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

         WHEREAS, it is intended that the Merger be treated for Federal income tax purposes as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE") and the regulations promulgated thereunder ("Treasury Regulations");

         WHEREAS, iPIX and PictureWorks desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

         WHEREAS, iPIX and PictureWorks intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of section 368(a) of the Code and the Treasury Regulations.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, iPIX and PictureWorks hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

         SECTION 1.1. The Merger. As promptly as reasonably practicable after the date hereof, iPIX shall take all necessary actions to form Purple Sub as its wholly-owned subsidiary pursuant to and in accordance with the Delaware General Corporation Law (the "DGCL"). At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Purple Sub shall be merged with and into PictureWorks (the "MERGER") with PictureWorks continuing as the surviving corporation (the "SURVIVING CORPORATION"), wholly owned by iPIX, and the separate corporate existence of Purple Sub shall cease.

         SECTION 1.2. Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, a Certificate of Merger reflecting the Merger (the "CERTIFICATE OF MERGER") shall be duly executed and acknowledged by each of iPIX, PictureWorks and Purple Sub, as applicable, and thereafter the Certificate of Merger shall be delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date. The Merger shall become effective at such time as a properly executed and certified copy of the Certificate of Merger is duly filed by the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as iPIX and PictureWorks may agree upon and set forth in the Certificate of Merger (the time at which the Merger becomes effective shall be referred to herein as the ("EFFECTIVE TIME").

         SECTION 1.3. Closing of the Merger. The closing of the Merger (the "CLOSING") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day following the day on which the latest to occur of the conditions set forth in Article 6 have been satisfied and, in any event, no later than May 15, 2000 (the "CLOSING DATE"), at the offices of Latham & Watkins, 505 Montgomery Street, San Francisco, California 94111, unless another time, date or place is agreed to in writing by the parties hereto or otherwise extended by operation of Section 5.15.

         SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Purple Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Purple Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.5. Certificate of Incorporation and Bylaws of Surviving Corporation. (a) The Certificate of Incorporation of Purple Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation.

         (b) The Bylaws of Purple Sub immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

         SECTION 1.6. Board of Directors and Officers of Surviving Corporation. The directors and officers of Purple Sub in office at and as of the Effective Time shall be the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office), together with any additional officers or directors duly elected following the Effective Time.

         SECTION 1.7.  Merger Consideration.

         (a) Definitions. For purposes of this Section 1.7, "CONSIDERATION" shall mean (x) One Hundred Seventy-Three Million Dollars ($173,000,000) minus (y) (i) the number of PictureWorks Series B Preferred Shares issuable upon exercise of all PictureWorks Series B Preferred Stock Warrants outstanding immediately prior to the Effective Time multiplied by (ii) $3.00. "MEASUREMENT PRICE" shall be the average of the closing prices as reported on NASDAQ for iPIX Shares for the ten (10) business days ending on the second business day prior to the date of this Agreement. "CLOSING MEASUREMENT PRICE" shall mean the average of the closing prices on NASDAQ for iPIX Shares for the ten (10) business days ending on the second business day prior to the Closing Date, except if (i) such average closing price is more than 115% of the Measurement Price, in which case the Closing Measurement Price shall be

115% of the Measurement Price or (ii) such average closing price is less than 85% of the Measurement Price, in which case the Closing Measurement Price shall be 85% of the Measurement Price. The "PREFERRED MEASUREMENT PRICE" shall mean the average of the closing prices on NASDAQ for iPIX Shares for the ten (10) business days ending on the second business day prior to the Closing Date. "MERGER SHARES" shall mean that number of shares of iPIX common stock determined by dividing the Consideration by the Closing Measurement Price. The "COMMON MERGER SHARES" shall be a number of iPIX Shares (as defined below) equal to the Merger Shares minus the number of iPIX Shares allocated as Liquidation Preferences in subclauses (i) through (iii) of Section 1.7(b). The "CONVERSION RATIO" shall be the number of iPIX Shares (or fraction thereof) issuable upon conversion of one share of PictureWorks Common Stock by operation of Section 1.7(b)(iv). Neither iPIX, PictureWorks, nor Purple Sub shall have the right to terminate this Agreement on the basis that the Closing Measurement Price exceeds or is less than the Measurement Price by greater than fifteen percent (15%). No share of PictureWorks common stock or preferred stock (collectively the "PICTUREWORKS SHARES") shall be deemed to be outstanding or to have any rights other than those set forth in this Section 1.7 after the Effective Time. Notwithstanding the foregoing, the iPIX Shares shall be issued in accordance with Sections 1.7(f) and 1.9.

         (b) Conversion of Shares. At the Effective Time, each share of common stock or preferred stock of PictureWorks then issued and outstanding (other than shares in respect of which appraisal rights have been validly perfected in accordance with the DGCL), shall, by virtue of the Merger and without any action on behalf of iPIX, PictureWorks, Purple Sub or the holder thereof, be converted into the right (subject to the escrow agreements provided for in Section 1.9) to receive that number of fully paid and nonassessable shares of common stock, par value $0.001 per share, of iPIX (individually, an "IPIX SHARE" and collectively the "IPIX SHARES") equal to the Merger Shares, allocated with respect to holders of PictureWorks Common Stock and PictureWorks Preferred Stock by first satisfying the liquidation preference applicable to the PictureWorks Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock as described in clauses (i), (ii) and (iii) of this Section 1.7(b), and thereafter distributing the balance to the holders of shares of PictureWorks Common Stock and shares of PictureWorks Preferred Stock as described in clause (iv) of this Section 1.7(b):

         (i) the Series A Liquidation Preference shall be satisfied with respect to each outstanding share of Series A Preferred Stock through the issuance to holders of PictureWorks Series A Preferred Stock of a number of iPIX Shares determined as the quotient of (x) $0.3233 and (y) the Preferred Measurement Price;

         (ii) the Series B Liquidation Preference shall be satisfied with respect to each outstanding share of Series B Preferred Stock through the issuance to holders of PictureWorks Series B Preferred stock of a number of iPIX Shares determined as the quotient of (x) $3.00 and (y) the Preferred Measurement Price;

         (iii) the Series D Liquidation Preference shall be satisfied with respect to each outstanding share of Series D Preferred Stock (excluding therefrom any shares subject to recapture by PictureWorks pursuant to the terms of that certain Escrow Agreement by and among PictureWorks, Videobrush Corporation, Sarnoff Corporation and Latham & Watkins dated March 16,
                  1999), through the issuance to such holders of PictureWorks Series D Preferred Stock of a number of iPIX Shares determined as the quotient of (x) $1.60 and (y) the Preferred Measurement Price; and

         (iv) the Common Merger Shares (i.e., the Merger Shares less the iPIX Shares allocated by operation of subclauses (i) through
                  (iii) above) shall be divided proportionately among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and PictureWorks Common Stock issued and outstanding at the Effective Time based on the number of issued and outstanding shares of PictureWorks Common Stock, or in the case of holders of PictureWorks Preferred Stock, the number of shares of PictureWorks Common Stock into which such shares are convertible; provided, however, that if this distribution results in the holders of the Series C Preferred Stock receiving iPIX Shares with a value (based on the Preferred Measurement Price) of less than $3.20 per share of Series C Preferred Stock, then the number of iPIX Shares issuable to the holders of the Series C Preferred Stock shall be increased until the holders receive $3.20 per share (valued at the Preferred Measurement Price) before the remaining Common Merger Shares are allocated to the other holders (i.e., excluding the holders of Series C Preferred Stock) participating in the distribution made in this subclause
                  (iv).

         (c) At the Effective Time, each share of common stock, $0.01 par value per share, of Purple Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of PictureWorks or Purple Sub, be converted into and shall become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         (d) The outstanding shares of capital stock of iPIX and each of its subsidiaries shall remain outstanding after the Effective Time and shall be unaffected by the Merger.

         (e) The Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the iPIX Shares between the date of the Agreement and the Effective Time.

         (f) Each stockholder of record of PictureWorks as of the Effective Time shall be entitled to receive immediately 92.5% of the iPIX Shares into which their PictureWorks Shares are converted pursuant to this
Section 1.7 (the "INITIAL SHARES"). The remaining 7.5% of the iPIX Shares into which their PictureWorks Shares are converted pursuant to this

Section 1.7 (the "ESCROW SHARES") shall be deposited in escrow pursuant to
Section 1.9 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. The allocation of the iPIX Shares into the Initial Shares and the Escrow Shares shall be made on a stockholder-by-stockholder basis, with the allocation in respect of each stockholder being rounded so that the Escrow Shares consist only of full iPIX Shares, and any fractional share shall be represented by the Initial Shares and paid in cash in accordance with Section 1.8(f).

         SECTION 1.8. Exchange of Certificates. (a) Prior to the Effective Time, iPIX shall enter into an agreement with, and shall deposit with such agent or agents as may be satisfactory to iPIX and PictureWorks (the "EXCHANGE AGENT"), for the benefit of the holders of PictureWorks Shares, for exchange through the Exchange Agent in accordance with this Article 1: (i) certificates representing the appropriate number of Initial Shares to be issued to holders of PictureWorks Shares and (ii) cash to be paid in lieu of fractional iPIX Shares (such iPIX Shares and such cash is hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to Section 1.7 in exchange for outstanding PictureWorks Shares.

         (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding PictureWorks Shares (the "CERTIFICATES") whose shares were converted into the right to receive iPIX Shares pursuant to Section 1.7 (the "PICTUREWORKS STOCKHOLDERS"): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as iPIX and PictureWorks may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing iPIX Shares, in each case in customary form for a stock-for-stock merger transaction. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other documents reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Initial Shares which such holder has the right to receive pursuant to the provisions of this Article 1, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of PictureWorks Shares which is not registered in the transfer records of PictureWorks, a certificate representing the proper number of iPIX Shares may be issued to a transferee if the Certificate representing such PictureWorks Shares is presented to the Exchange Agent, accompanied by all documents reasonably required by the Exchange Agent or iPIX to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing Initial Shares, the right to receive Escrow Shares in accordance with this Agreement and the Escrow Agreement and cash in lieu of any fractional PictureWorks Shares as contemplated by this Section 1.8. iPIX will use its reasonable best efforts to make the letter of transmittal and related materials available on or prior to the Effective Time.

         (c) No dividends or other distributions declared or made after the Effective Time with respect to iPIX Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the iPIX Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.8(f) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Initial Shares issued in exchange therefor (or deposited with the Escrow Agent to the extent attributable to the Escrow Shares), without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Initial Share to which such holder is entitled pursuant to Section 1.8(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Initial Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Initial Shares.

         (d) If any Certificate for PictureWorks Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such Initial Shares and cash in lieu of fractional Initial Shares, if any, as may be required pursuant to this Agreement; provided, however, that iPIX or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

         (e) All Initial Shares issued upon the surrender for exchange of PictureWorks Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.8(c) or 1.8(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such PictureWorks Shares (other than rights in the Escrow Shares relating thereto). There shall be no further registration of transfers on the stock transfer books of PictureWorks of the PictureWorks Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to iPIX for any reason, they shall be canceled and exchanged as provided in this
Article 1.

         (f) No fractional Initial Shares shall be issued in the Merger, but in lieu thereof each holder of PictureWorks Shares otherwise entitled to a fractional Initial Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an amount of cash rounded to the nearest cent (without interest) determined by multiplying the Fair Market Value of a iPIX Share at the Effective Time by the fractional share interest to which such holder would otherwise have been entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares. For purposes of this Section 1.8(f), the "FAIR MARKET VALUE" of an iPIX Share as of the Effective Time shall be the last reported sales price of such share as reported by NASDAQ on the second trading day prior to the date on which the Effective Time occurs.

         (g) Any portion of the Exchange Fund which remains undistributed to the stockholders of PictureWorks for six months after the Effective Time shall be delivered to iPIX, upon demand, and any stockholders of PictureWorks who have not theretofore complied with this Article 1 shall thereafter look only to iPIX for payment of their claim for iPIX Shares, any cash in lieu of fractional iPIX Shares and any applicable dividends or distributions with respect to iPIX Shares, as the case may be.

         (h) Neither iPIX nor PictureWorks nor Purple Sub shall be liable to any holder of PictureWorks Shares, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         SECTION 1.9. Escrow. (a) On the Closing Date, iPIX shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, as described in Section 1.7(f), for the purpose of securing the indemnification obligations of the PictureWorks Stockholders and representing the sole recourse of iPIX in respect thereof, except as otherwise set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement; provided, however, that notwithstanding any provision of this Agreement to the contrary, the Escrow Agreement and the terms of the escrow established pursuant to this
Section 1.9 shall comply with the safe harbor ruling guidelines established in Revenue Procedure 84-42, 1984-1 C.B. 521 for taxpayers seeking favorable reorganization rulings from the Internal Revenue Service.

         (b) The adoption of this Agreement and the approval of the Merger by the PictureWorks stockholders shall constitute approval of the indemnification provisions included in Article 6 of this Agreement and of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Sellers' Representative.

         SECTION 1.10. Stock Options. (a) At the Effective Time, each outstanding option to purchase PictureWorks Shares (an "PICTUREWORKS STOCK OPTION" or collectively, "PICTUREWORKS STOCK OPTIONS") issued pursuant to the PictureWorks 1994 Stock Option Plan, the PictureWorks 1996 Stock Plan and the PictureWorks 1997 Stock Plan, whether vested or unvested, and all other outstanding options to purchase PictureWorks Shares that are listed in Section
1.10 of the Disclosure Schedule shall be assumed by iPIX (all of such plans or agreements pursuant to which any PictureWorks Stock Option has been issued or may be issued are referred to collectively as the "PICTUREWORKS STOCK OPTION PLANS"). Each PictureWorks Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such PictureWorks Stock Option, the same number of iPIX Shares (rounded up to the nearest whole share) as the holder of such PictureWorks Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share (rounded down to the nearest whole cent) equal to
(y) the aggregate exercise price for the PictureWorks Shares otherwise purchasable pursuant to such PictureWorks Stock Option divided by (z) the number of full iPIX Shares deemed purchasable pursuant to such PictureWorks Stock Option.

         (b) As soon as practicable after the Effective Time, iPIX shall deliver to the holders of PictureWorks Stock Options appropriate notices setting forth such holders' rights pursuant to the PictureWorks Stock Option Plans and the agreements evidencing the grants of such PictureWorks Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.10 after giving effect to the Merger). iPIX shall comply with the terms of the PictureWorks Plans and ensure that PictureWorks Stock Options which qualified as "incentive stock options" pursuant to Section 422 of the Code immediately prior to the Effective Time continue to qualify as incentive stock options of iPIX after the Effective Time.

         (c) iPIX shall take all corporate action necessary to reserve for issuance a sufficient number of iPIX Shares for delivery upon exercise of all PictureWorks Stock Options assumed in accordance with this Section 1.10. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), where applicable, iPIX shall administer the PictureWorks Stock Option Plans assumed pursuant to this Section
1.10 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act, as it may be amended from time to time, to the extent the applicable PictureWorks Stock Option Plan complied with such rule immediately prior to the Merger.

         (d) Promptly after the Effective Time, iPIX shall file one or more registration statements on Form S-8 for the shares of iPIX common stock issuable with respect to the options outstanding under the PictureWorks Stock Option Plans. iPIX shall use its reasonable best efforts (and in any event the same efforts as it uses with respect to any registration statement filed by iPIX for options issued to its employees) to keep any such registration statement related to options granted under any PictureWorks Stock Option Plan (or successor thereto) effective for so long as any such options are outstanding.

         SECTION 1.11 Warrants. As of the Effective Time, all warrants to purchase shares issued by PictureWorks ("WARRANTS") shall be assumed by iPIX. Immediately after the Effective Time, each Warrant outstanding immediately prior to the Effective Time shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Warrant at the Effective Time, such number of shares of iPIX Shares as is equal to the number of PictureWorks Shares subject to the unexercised portion of such Warrant multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the next lowest whole number); provided, that with respect to iPIX Shares issuable in respect of PictureWorks Series B Warrants, such number of shares of iPIX Shares shall be equal to the sum of (a) the quotient of (i) $3.00 and (ii) the average of the closing prices on NASDAQ for iPIX Shares for the ten (10) business days ending on the second day prior to such exercise, multiplied by the number of PictureWorks Series B Preferred Shares that would be, but for the Merger, issuable in respect of Series B Preferred Share Warrants outstanding as of the exercise date and (b) the number of PictureWorks Shares subject to the unexercised portion of such Warrant calculated on an as converted basis of 2:1, multiplied by the Conversion Ratio. The exercise price per share of each such assumed Warrant shall be equal to the exercise price of such Warrant immediately prior to the Effective Time, divided by the Conversion Ratio (with any fraction of a cent resulting from such division to be rounded up to the next highest whole cent). The term, exercisability and all of the other terms of the Warrants shall otherwise remain unchanged.

         SECTION 1.12 Dissenting Shares. (a) For purposes of this Agreement, "DISSENTING SHARES" means PictureWorks Shares held as of the Effective Time by a PictureWorks Stockholder who has not voted such PictureWorks Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with
Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time. Notwithstanding Section 1.7 above, Dissenting Shares shall not be converted into or represent the right to receive iPIX Shares, unless such PictureWorks Stockholder shall have forfeited his or her right to appraisal under the DGCL or properly withdrawn his, her or its demand for appraisal. If such PictureWorks Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the iPIX Shares issuable in respect of such PictureWorks Shares pursuant to Section 1.7 and
(ii) promptly following the occurrence of such event, iPIX shall deliver to PictureWorks Stockholder a certificate representing 92.5% of the iPIX Shares to which such holder is entitled pursuant to Section 1.7 (which shares shall be considered Initial Shares for all purposes of this Agreement) and shall deliver to the Escrow Agent a certificate representing the remaining 7.5% of the iPIX Shares to which such holder is entitled pursuant to Section 1.7 (which shares shall be considered Escrow Shares for all purposes of this Agreement) rounded in the manner specified in Section 1.7(f).

         (b) PictureWorks shall give iPIX (i) prompt notice of any written demands for appraisal of any PictureWorks Shares, withdrawals of such demands, and any other instruments that relate to such demands received by PictureWorks and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. PictureWorks shall not, except with the prior written consent of iPIX, which shall not be unreasonably withheld, make any payment with respect to any demands for appraisal of PictureWorks Shares or offer to settle any such demands.

         SECTION 1.13 Tax Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

         SECTION 1.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, iPIX, PictureWorks or Purple Sub reasonably determines that any deeds, assignments or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of PictureWorks, the officers and directors of iPIX, PictureWorks and Purple Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF PICTUREWORKS

         Except as set forth on the Disclosure Schedule delivered by PictureWorks to iPIX ("PICTUREWORKS DISCLOSURE SCHEDULE"), PictureWorks hereby represents and warrants to iPIX and Purple Sub as follows:

         SECTION 2.1. Organization and Qualification. (a) PictureWorks is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on PictureWorks. When used in connection with PictureWorks, the term "MATERIAL ADVERSE EFFECT" means any change or effect (i) that is or is reasonably expected to be materially adverse to the business, results of operations or condition (financial or otherwise) of PictureWorks, other than any change or effect arising out of general economic conditions or conditions affecting companies generally in the industries in which PictureWorks participates or resulting from the public announcement of the Merger, or (ii) that materially impairs the ability of PictureWorks to perform its obligations hereunder or to consummate the transactions contemplated hereby.

         (b) PictureWorks has heretofore delivered to iPIX accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of PictureWorks. PictureWorks is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on PictureWorks.

         SECTION 2.2. Capitalization of PictureWorks. (a) As of March 6, 2000, the authorized capital stock of PictureWorks consists of: (i) 25,000,000 shares of Common Stock, $0.001 par value per share, of which 5,552,090 shares were issued and outstanding; (ii) 2,279,212 shares of Series A Preferred Stock, $0.001 par value per share, of which 2,279,212 shares were issued and outstanding; and (iii) 1,623,083 shares of Series B Preferred Stock, par value $0.001 per share, of which 1,329,423 were issued and outstanding; (iv) 3,749,997 shares of Series C Preferred Stock, par value $0.001, of which 3,749,997 shares were issued and outstanding; and (v) 3,500,000 shares of Series D Preferred Stock, par value $0.001, of which

3,458,650 shares were issued and outstanding (including all escrow shares). All of the outstanding PictureWorks Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. As of March 6, 2000, 3,155,893 PictureWorks Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding PictureWorks Stock Options. PictureWorks Shares reserved for issuance and issuable upon or otherwise deliverable in connection with the execution of outstanding Warrants are as described on the Disclosure Schedule. As of March 6, 2000, 3,395,339 PictureWorks Shares were reserved for issuance pursuant to the PictureWorks Stock Option Plans.

         (b) Between February 28, 2000, and the date of this Agreement, no shares of PictureWorks's capital stock have been issued other than pursuant to PictureWorks Stock Options already in existence on such date, and, between February 9, 2000, and the date hereof, no PictureWorks Stock Options have been granted except grants to be made to new hires in the manner and amounts described in the Disclosure Schedule. Except as set forth in Section 2.2(a) above or provided in Section 2.2 of the PictureWorks Disclosure Schedule, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of PictureWorks, (ii) securities of PictureWorks convertible into or exchangeable for shares of capital stock or voting securities of PictureWorks, (iii) options or other rights to acquire from PictureWorks, or obligations of PictureWorks to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of PictureWorks, or (iv) equity equivalents, interests in the ownership or earnings of PictureWorks or other similar rights (collectively, "PICTUREWORKS SECURITIES"). As of the date hereof, except as set forth in its Certificate of Incorporation, there are no outstanding obligations of PictureWorks to repurchase, redeem or otherwise acquire any PictureWorks Securities or stockholder agreements, voting trusts or other agreements or understandings to which PictureWorks is a party or by which it is bound relating to the voting or registration of any shares of capital stock of PictureWorks.

         (c) PictureWorks does not own directly or indirectly any outstanding voting securities or interests (including membership interests) of any entity other than the entities reflected in Section 2.2(c) of the PictureWorks Disclosure Schedule.

         SECTION 2.3.  Authority Relative to this Agreement; Recommendation.
(a) PictureWorks has all necessary corporate power and authority to execute and deliver this Agreement and the agreements and instruments attached as exhibits hereto or otherwise contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the agreements and instruments attached as exhibits hereto or otherwise contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of PictureWorks (the "PICTUREWORKS BOARD"), and no other corporate proceedings on the part of PictureWorks are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement by PictureWorks stockholders entitled to vote on this Agreement and the Merger holding the percentage which, pursuant to the DGCL and PictureWorks's Certificate of Incorporation and By-laws, is required to approve the Merger. PictureWorks has delivered to iPIX written commitments of PictureWorks Stockholders collectively holding a sufficient percentage of PictureWorks Shares to approve the Merger to vote all PictureWorks shares over which such stockholder exercises voting control in favor of the adoption of this Agreement and approval of the Merger, such agreement to be substantially in the form of EXHIBIT 4. This Agreement and the agreements and instruments contemplated hereby to be executed concurrently herewith to which PictureWorks is a party have been duly and validly executed and delivered by PictureWorks and constitute a valid and binding agreement of PictureWorks.

         (b) The PictureWorks Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the agreements and instruments attached as exhibits hereto or otherwise contemplated hereby and the transactions contemplated hereby and thereby are fair to and in the best interests of PictureWorks's shareholders, (ii) approved this Agreement, the agreements and instruments attached as exhibits hereto or otherwise contemplated hereby and the transactions contemplated hereby and thereby and
(iii) resolved to recommend that the stockholders of PictureWorks approve the Merger pursuant to this Agreement.

         SECTION 2.4. Financial Statements. PictureWorks has previously furnished iPIX complete and accurate copies of (i) the audited balance sheets of PictureWorks as of March 31, 1999, 1998 and 1997, together with the related audited statements of operations, stockholders' equity and cash flows for such fiscal years and notes thereto, accompanied by the report thereon of PricewaterhouseCoopers, LLP, independent auditors, in the case of 1999, and Ernst & Young, LLP, independent auditors, in the case of 1998 and 1997 (the "ANNUAL FINANCIAL STATEMENTS"), (ii) the unaudited balance sheet of PictureWorks as of December 31, 1999, and the related unaudited statements of operations and cash flows for the nine month fiscal period ended on such date, certified by the chief financial officer of PictureWorks solely in such corporate capacity as to the fair presentation thereof in all material respects and as to the compliance thereof with GAAP (defined below) except for the failure to include all of the notes thereto required by GAAP (the "INTERIM FINANCIAL STATEMENTS", and together with the Annual Financial Statements, the "FINANCIAL STATEMENTS"). The Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of PictureWorks as of the dates thereof and their results of operations and changes in financial position for the periods then ended, subject in the case of interim financial statements to the absence of footnotes and to normal year-end audit adjustments.

         SECTION 2.5. Consents and Approvals; No Violations. (a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, state securities or iPIX sky laws, and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority, whether domestic or foreign, (a "GOVERNMENTAL ENTITY") is necessary for the execution and delivery by PictureWorks of this Agreement or the consummation by PictureWorks of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on PictureWorks.

         (b) Except as set forth in Section 2.5(b) of the Disclosure Schedule, no consent, approval, waiver or other action by any individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof ("PERSON") (other than the Governmental Entities referred to in paragraph (a) above) under any contract, agreement, indenture, instrument of indebtedness, agreement or mortgage for borrowed money, lease, sublease, license, sublicense, franchise, or other instrument to which PictureWorks is a party or by which it is bound is necessary for the execution, delivery and performance of this Agreement by PictureWorks, other than (i) any thereof required pursuant to the agreements and instruments referred to in
Section 2.5(b) of the Disclosure Schedule (the "GREYROCK ARRANGEMENTS") and
(ii) such other consents, approvals, waivers or other actions the absence of which would not, in the aggregate, have a Material Adverse Effect with respect to the Company.

         (c) Neither the execution, delivery and performance of this Agreement or the agreements and instruments attached as exhibits hereto or otherwise expressly contemplated hereby nor the consummation by PictureWorks of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of PictureWorks, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien (as defined below)) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which PictureWorks is a party or by which it or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to PictureWorks or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults listed on Section 2.5 of the PictureWorks Disclosure Schedule or which would not have a Material Adverse Effect on PictureWorks. For purposes of this Agreement, "LIEN" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         SECTION 2.6. No Default. PictureWorks is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws, (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which PictureWorks is now a party or by which it or any of its properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to PictureWorks or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on PictureWorks.

         SECTION 2.7. No Undisclosed Liabilities; Absence of Changes. (a) Except as set forth on Section 2.7 of the Disclosure Schedule, as of the date of this Agreement, PictureWorks had no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that (i) would be required by GAAP to be reflected on a balance sheet of PictureWorks (including the notes thereto) except for (a) liabilities shown on the Financial Statements, (b) liabilities which have arisen since January 1, 2000, in the Ordinary Course of Business (defined below) and are similar in nature to the liabilities which arose during the comparable period of the immediately preceding financial period and (c) liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on the Interim Financial Statements and which in the aggregate do not exceed $50,000 or (ii) would have a Material Adverse Effect on PictureWorks.

         (b) Except as set forth in the Financial Statements or in Section 2.7(b) of the Disclosure Schedule, or as contemplated by this Agreement, since January 1, 2000, and through the date of this Agreement, PictureWorks has conducted its business in the ordinary course consistent with past custom and practice ("ORDINARY COURSE OF BUSINESS") and there has not been, and PictureWorks has not agreed or committed that there shall be:

         (i) any events that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect with respect to PictureWorks;

         (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of PictureWorks;

         (iii)    any alteration of any outstanding security of PictureWorks;

         (iv) any incurrence, assumption or guarantee by PictureWorks of any indebtedness for borrowed money, other than pursuant to Greyrock Arrangements;

         (v) any creation or assumption by PictureWorks of any Lien on any material asset other than pursuant to the Greyrock Arrangements;

         (vi) any making of any loan, guaranty, advance or capital contribution to or investment in any Person other than (1) short-term investments in the Ordinary Course of Business, or
                  (2) travel, salary or other like advances to officers or employees in the Ordinary Course of Business;

         (vii) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of PictureWorks;

         (viii) any transaction or commitment made, or any contract or agreement entered into, by PictureWorks relating to its assets or business (including the acquisition or disposition of any substantial assets) or any relinquishment by PictureWorks of any contract or other right, in any such case material to PictureWorks, other than transactions or commitments in the Ordinary Course of Business;

         (ix) any change in any material method of accounting or accounting practice by PictureWorks except for any such change required by reason of a concurrent change in GAAP;

         (x) any grant of any severance or termination pay to any officer or employee of PictureWorks other than in the Ordinary Course of Business pursuant to a PictureWorks policy described in
                  Section 2.7(b) of the Disclosure Schedule, any entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any officer, director or employee of PictureWorks or any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or any increase in compensation, bonus or other benefits payable to officers, directors or employees of PictureWorks, other than such increases in the Ordinary Course of Business;

         (xi) any payment of any obligation or liability other than in the Ordinary Course of Business;

         (xii) any amendment, termination, taking or failure to take any action that would constitute a violation of or default under, or a waiver of any rights under, any contract or agreement listed in Section 2.17 of the Disclosure Schedule which would result in a Material Adverse Effect;

         (xiii) any making or commitment to make capital expenditures in excess of $25,000 in the aggregate except capital expenditures in accordance with PictureWorks's present operating plans as described in Section 2.7 of the Disclosure Schedule;

         (xiv) any failure to take any action necessary to preserve the validity of any Intellectual Property Rights or PictureWorks Permit (each as defined below) that would reasonably be expected to have a Material Adverse Effect on PictureWorks;

         (xv) any material labor dispute, other than grievances, or any activity or proceeding by a labor union or representative thereof to organize employees of PictureWorks, which employees were not subject to a collective bargaining agreement at March 6, 2000, or any lockout strike, slowdown, work stoppage or, to the knowledge of PictureWorks, threat thereof by or with respect to a significant number of employees of PictureWorks;

         (xvi) any change in PictureWorks' relationship with any independent contractor, customer, or supplier that could reasonably be expected to have a Material Adverse Effect on PictureWorks;

         (xvii) any amendment of the Certificate of Incorporation or By-laws of PictureWorks;

         (xviii) any claim or dispute between PictureWorks and any stockholder thereof (in such capacity); or

         (xix) any material election with respect to Taxes (as defined below).

         (c) Since January 1, 2000 and through the date of this Agreement, except as set forth on Section 2.7(c) of the Disclosure Schedule, there has not been any change in the number of outstanding shares of the capital stock of or other ownership interests in or the capitalization of PictureWorks, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, other than any issuance of additional shares of PictureWorks Common Stock upon the exercise of PictureWorks Stock Options or Warrants outstanding and the grant of PictureWorks Stock Options and Warrants; or any purchase, redemption or other acquisition by PictureWorks of any outstanding shares of capital stock of or other ownership interests in PictureWorks.

         SECTION 2.8. Litigation. As of the date hereof there is no (a) unsatisfied judgment, order, decree or injunction or (b) suit, claim, action, proceeding or investigation pending or, to the knowledge of PictureWorks, threatened by or against PictureWorks or any of its properties or assets before any Governmental Entity ("LITIGATION") which, individually or in the aggregate, would have a Material Adverse Effect on PictureWorks or would prevent the consummation of this transaction. As of the date hereof PictureWorks is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, would have a Material Adverse Effect on PictureWorks or would prevent the consummation of the transactions contemplated hereby.

         SECTION 2.9. Compliance with Applicable Law. PictureWorks holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business as conducted on the date of this Agreement (the "PICTUREWORKS PERMITS"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on PictureWorks. PictureWorks is in compliance with the terms of the PictureWorks Permits, except where the failure so to comply would not have a Material Adverse Effect on PictureWorks. The business of PictureWorks as conducted on the date of this Agreement is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future would not have a Material Adverse Effect on PictureWorks. To the knowledge of PictureWorks, as of the date hereof, no investigation or review by any Governmental Entity with respect to PictureWorks is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which PictureWorks reasonably believes will not have a Material Adverse Effect on PictureWorks.

         SECTION 2.10. Employee Benefit Plans; Labor Matters. (a) Section 2.10 of the PictureWorks Disclosure Schedule lists each employment, bonus, deferred compensation, pension, disability, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of PictureWorks, whether formal or informal, written or oral, which affects one or more of its employees, including all "employee benefit plans" as defined by
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "PICTUREWORKS PLANS").

         (b) Copies of each such PictureWorks Plan requested by iPIX have heretofore been delivered to iPIX. For each PictureWorks Plan which is an "employee benefit plan" under Section 3(3) of ERISA, PictureWorks has made available to iPIX correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service (as applicable), the most recent Form 5500 Annual Report (including all applicable schedules), and all related trust agreements, insurance contracts and funding agreements which implement each such PictureWorks Plan.

         (c) Except as may be required under the Code or ERISA, PictureWorks does not have any commitment, whether formal or informal, (i) to create any additional such PictureWorks Plan; (ii) to modify or change any such PictureWorks Plan; or (iii) to maintain for any period of time any such PictureWorks Plan.

         (d) There are no PictureWorks Plans which are subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code. To the knowledge of PictureWorks, neither PictureWorks nor any PictureWorks Plan nor any trustee, administrator, fiduciary or sponsor of any PictureWorks Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or
Section 4975 of the Code for which there is no statutory or administrative exemption. All filings, reports and descriptions as to such PictureWorks Plans (including Form 5500 Annual Reports, Summary Plan Descriptions, PBCG-1s and Summary Annual Reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of such PictureWorks Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such PictureWorks Plans; such PictureWorks Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; there has been no "REPORTABLE EVENT" as defined in Section 4043 of ERISA with respect to any PictureWorks Plan that has not been waived by the Pension Benefit Guaranty Corporation; and each PictureWorks Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service.

         (e) Except as disclosed on Section 2.10 of the PictureWorks Disclosure Schedule, the consummation of the transactions on the part of PictureWorks contemplated by this Agreement will not (i) entitle any employee or former employee of PictureWorks to severance pay, unemployment compensation or any other payment, and (ii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation or other employee benefits under any PictureWorks Plan (including vacation and sick pay).

         (f) None of the PictureWorks Plans which are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code Section 4980B(g) and ERISA Section 607.

         (g) Neither PictureWorks nor any other entity required to be aggregated with PictureWorks under Code Section 414(b), (c), (m) or (n) ("ERISA AFFILIATE") has ever participated in or withdrawn from a multi employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and neither PictureWorks nor any ERISA Affiliate has incurred and does not presently owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

         (h) There are no collective bargaining agreements in effect between PictureWorks and labor unions or organizations representing any of PictureWorks's employees. During the past three years, there has been no request for collective bargaining or for an employee election from any employee, union or the National Labor Relations Board. In addition, (i) PictureWorks is in material compliance with all federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation
Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA), and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against PictureWorks pending or, to the knowledge of PictureWorks, threatened before the National Labor Relations Board or the United States Department of Labor or similar agency of a foreign government; (iii) there is no labor strike, dispute, slowdown or stoppage in progress or, to the knowledge of PictureWorks, threatened against or involving PictureWorks; (iv) no question concerning representation has been raised or, to the knowledge of PictureWorks, is threatened respecting the employees of PictureWorks; (v) no grievance or arbitration proceeding is pending and no claim therefor has been made; (vi) to the knowledge of PictureWorks, no private agreement restricts PictureWorks from relocating, closing or terminating any of its operations or facilities; and
(vii) PictureWorks has not in the past three years experienced any labor strike, dispute, slowdown, stoppage or other labor difficulty.

         SECTION 2.11. Environmental Laws and Regulations. (a) (i)
PictureWorks is in compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "ENVIRONMENTAL LAWS"), except for non-compliance that would not have a Material Adverse Effect on PictureWorks, which compliance includes, but is not limited to, the possession by each of PictureWorks of all material permits and other governmental authorizations, if any, required under applicable Environmental Laws, and compliance with the terms and conditions thereof; and (ii) PictureWorks has not received written notice of, and, to the knowledge of PictureWorks, PictureWorks is not the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "ENVIRONMENTAL CLAIM") that, in any such event, would have a Material Adverse Effect on PictureWorks.

         (b) PictureWorks does not presently own nor has it in the past owned any real property on which any above ground or underground storage tanks are located, or on which any such tanks were located during the ownership by PictureWorks of such real property except as would not have a Material Adverse Effect on PictureWorks.

         (c) Except as would not have a Material Adverse Effect on PictureWorks, PictureWorks has not at any time generated, used, treated or otherwise handled any materials listed in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), nor any other substance, material or waste defined as toxic or hazardous under any Environmental Law, including, but not limited to asbestos ("HAZARDOUS MATERIALS").

         SECTION 2.12. Employees and Consultants. (a) Section 2.12 of the Disclosure Schedule identifies all of the current employees and consultants of PictureWorks. As of the date of this Agreement, none of such employees has indicated to PictureWorks that he or she intends to resign or retire as a result of the transaction contemplated hereby or otherwise prior to March 15, 2000.

         (b) Section 2.12 of the Disclosure Schedule sets forth the annual compensation, including all bonuses and material non-standard fringe benefits, of each officer, employee or consultant of PictureWorks as of the date of this Agreement.

         (c) Section 2.12 of the Disclosure Schedule sets forth the base salary, annual bonus and description of PictureWorks benefits and all other material forms of compensation provided to each employee of PictureWorks entitled to a severance payment.

         (d) Each person listed in Section 2.12 of the Disclosure Schedule has entered into a confidentiality and assignment of inventions agreement with PictureWorks in the form previously delivered to iPIX and attached to the Disclosure Schedule.

         (e) No employees of PictureWorks are employed or permanently located outside the United States.

         SECTION 2.13. Tax Matters. (a) (i) PictureWorks has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of PictureWorks, and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to PictureWorks have been paid in full or have been provided for in accordance with and as required by GAAP on PictureWorks's most recent balance sheet which is part of the Financial Statements; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any material Tax Returns required to be filed by or with respect to

PictureWorks; (iv) to the knowledge of PictureWorks, none of the material Tax Returns of or with respect to PictureWorks is currently being audited or examined by any Governmental Entity; (v) no deficiency for any income or other material Taxes has been assessed with respect to PictureWorks which has not been abated or paid in full; (vi) no claim has ever been made specifically with respect to PictureWorks by an authority in a jurisdiction where PictureWorks does not file Tax Returns that it is or may be subject to taxation by such jurisdiction; (vii) PictureWorks has not been a member of an affiliated, consolidated, combined or unitary group other than one of which PictureWorks was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax asset of PictureWorks was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax asset of any other person; (viii) PictureWorks is not party to any Tax sharing agreement or to any other express or implied agreement or arrangement, as a result of which liability of PictureWorks to a Governmental Authority is determined or taken into account with reference to the activities of any other person, and PictureWorks is not currently under any obligation to pay any amounts as a result of having been a party to such an agreement or arrangement; and (ix) PictureWorks has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, shareholder or other third party.

         (b) For purposes of this Agreement, (i) "TAXES" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "TAX RETURN" shall mean any report, return, documents, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

         SECTION 2.14. Title to Property. Except as set forth on Section 2.14 of the Disclosure Schedule, PictureWorks has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on PictureWorks. The tangible personal property owned or used by PictureWorks is in condition sufficient and adequate to permit PictureWorks to carry on its business as conducted on the date of this Agreement.

         SECTION 2.15. Intellectual Property. (a) "INTELLECTUAL PROPERTY RIGHTS" shall mean United States and foreign patents; trademarks, trade names, service marks, internet domain names and any associated goodwill; and copyrights, trade secrets, know how, methods or processes and other intellectual properties and proprietary information and any applications therefor. Schedule 2.15(a) lists any existing Intellectual Property Rights in which PictureWorks claims an ownership interest and that are material to PictureWorks's business as currently conducted (the "PICTUREWORKS OWNED INTELLECTUAL PROPERTY RIGHTS"). Except as identified on the Disclosure Schedule, all PictureWorks Owned Intellectual Property Rights are free and clear of all Liens and as of the date hereof, the title thereto of PictureWorks is not being questioned in any Litigation or administrative proceeding before any court or government agency. All of the Intellectual Property Rights owned by a third party and licensed or sublicensed to PictureWorks and that are material to PictureWorks's business as currently conducted are listed on Schedule 2.15(a) (subject to the terms of the applicable licenses, the "PICTUREWORKS LICENSED INTELLECTUAL PROPERTY RIGHTS"). Collectively, all of the PictureWorks Owned Intellectual Property Rights and all of the PictureWorks Licensed Intellectual Property Rights are all of the Intellectual Property Rights that are material to PictureWorks's business as currently conducted. Each item of PictureWorks Owned Intellectual Property Rights will be owned or available for use by the Surviving Corporation immediately following the Effective Time on substantially identical terms and conditions as it was immediately prior to the Effective Time. All of (i) the PictureWorks Owned Intellectual Property Rights and (ii) to PictureWorks's knowledge, PictureWorks's internal systems to the extent that they do not embody PictureWorks Owned Intellectual Property Rights, and that are in each such case material to the business or operations of PictureWorks as currently conducted, including without limitation computer hardware systems, software application and embedded systems, are free from material defects or programming errors and conform in all material respects to the written documentation and specifications therefor to the extent that they have been provided to PictureWorks.

(b) As of the date hereof, there is no action, suit, investigation or proceeding (or, to the knowledge of PictureWorks, any basis therefor) pending against, or, to the knowledge of PictureWorks, threatened against or affecting, PictureWorks, or to the knowledge of PictureWorks, any present or former officer, director or employee of PictureWorks that would have a Material Adverse Effect on PictureWorks and that (i) is based upon, or challenging or seeking to deny or restrict, the use by PictureWorks of any of the PictureWorks Owned Intellectual Property Rights or the PictureWorks Licensed Intellectual Property Rights, (ii) alleges that the use by PictureWorks of the PictureWorks Owned Intellectual Property Rights or the PictureWorks Licensed Intellectual Property Rights or any services provided, processes used, or products manufactured or sold by PictureWorks do or may conflict with, misappropriate or infringe upon any Intellectual Property Right or other proprietary right of any third person or (iii) alleges that the rights of PictureWorks in or to the PictureWorks Owned Intellectual Property Rights or the PictureWorks Licensed Intellectual Property Rights conflict with, misappropriate, or infringe upon any Intellectual Property Right or other proprietary right of any third party.

         (c) To the knowledge of PictureWorks, the conduct of the business of PictureWorks as now conducted does not infringe any valid patents, trademarks, trade names, service marks, internet domain names or copyrights or make any unauthorized use of any trade secret, know how, methods or processes and any other intellectual properties or proprietary information of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any PictureWorks Owned Intellectual Property Rights or PictureWorks Licensed Intellectual Property Rights.

         (d) To the knowledge of PictureWorks, no third person is engaging in any activity or using any Intellectual Property Right that materially infringes upon the PictureWorks Intellectual Property Rights or the Licensed Intellectual Property Rights or upon the rights of PictureWorks therein.

         (e) PictureWorks has taken all reasonable steps it believes appropriate to protect and maintain its material trade secrets, know how, methods or processes as such, except in cases where PictureWorks has elected to rely on patent or copyright protection in lieu of trade secret protection. To the knowledge of PictureWorks, there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property Rights of PictureWorks by any third person that would have a Material Adverse Effect on PictureWorks.

         (f) Except as disclosed on Section 2.15 of the Disclosure Schedule, no current material licenses for the use of any PictureWorks Owned Intellectual Property Rights have been granted by PictureWorks to any third parties.

         (g) Except as disclosed on Section 2.15 of the Disclosure Schedule, PictureWorks has not given an indemnity in connection with any PictureWorks Owned Intellectual Property Rights or any PictureWorks Licensed Intellectual Property Rights to any person.

         SECTION 2.16. Insurance. Section 2.16 of the Disclosure Schedule sets forth a list (including the name of the insurer, the name of each insured, the policy number, the periods of coverage, the scope of coverage and any pending claims thereunder) of each material insurance policy maintained by PictureWorks or under which PictureWorks is a named insured or otherwise the beneficiary of such coverage. All of such insurance policies are in full force and effect and PictureWorks is not in default with respect to its obligations under any of such insurance policies. None of the transactions contemplated by this Agreement shall eliminate or alter the coverage provided by such policies for occurrences prior to Closing, and PictureWorks shall continue to be entitled to the benefit and recovery under such policies for pre-Closing occurrences (subject to the deductibles, limits and other terms and conditions of such policies).

         SECTION 2.17. Material Contracts. (a) Pursuant to this Section 2.17(a) and Section 2.10(b), PictureWorks has delivered or otherwise will make available to iPIX or its representatives true, correct and complete copies of, and has identified on the Disclosure Schedule, all written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which PictureWorks is a party affecting the obligations of any party thereunder) which involves:

         (i) any employment contract or arrangement, written or oral, with any officer, consultant, independent contractor, agent, director or employee whose total compensation exceeds $60,000;

         (ii)     any lease for real property;

         (iii) any contract for the purchase of equipment, materials or supplies or for construction requiring aggregate payments in any twelve-month period by or to PictureWorks that are expected to be $60,000 or more;

         (iv) any sales, distribution or other similar agreement providing for the sale, distribution or marketing of products, materials, supplies, goods, services or equipment and requiring aggregate payments in any twelve-month period to PictureWorks that, as of the date of this Agreement, are expected by management of PictureWorks to be $60,000 or more;

         (v) any partnership, joint venture, or other similar material contract, arrangement or agreement;

         (vi) any contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset);

         (vii) any written material arrangement concerning confidentiality, or any arrangement concerning assignment of inventions or non-competition or involving material Intellectual Property Rights, excluding license, service and similar arrangements entered into in the Ordinary Course of Business;

         (viii) any written arrangement that prohibits PictureWorks from freely engaging in business anywhere in the world and which is material to PictureWorks;

         (ix) any written arrangement involving any greater than 5% stockholder, executive officer or director of PictureWorks as defined in Rule 12b-2 under the Exchange Act ("AFFILIATES") involving annual payments of more than $60,000 but excluding employment arrangements otherwise disclosed;

         (x) any written arrangement not otherwise listed on Section 2.17 of the Disclosure Schedule under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect on PictureWorks;

         (xi) any collective bargaining agreements or other contracts or commitments to or with any labor union, representative or group of employees;

         (xii) any agreement relating to the acquisition or disposition of assets, businesses or companies (whether by sale of assets, sale of stock, merger or otherwise) entered into in the past three years;

         (xiii) any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation solely as a result of the consummation of the transactions contemplated hereby; or

         (xiv) any other written agreement (or group of related arrangements) involving more than $60,000 which is material to PictureWorks (the "PICTUREWORKS CONTRACTS").

         (b) Each of the PictureWorks Contracts is valid and enforceable against PictureWorks in accordance with its terms and to the knowledge of PictureWorks, is valid, binding and enforceable against each other party thereto in accordance with its terms and the PictureWorks Contracts is in full force and effect, (i) there is no default under any PictureWorks Contract so listed either by PictureWorks or, to the knowledge of PictureWorks, by any other party thereto, and (ii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by PictureWorks or any other party, in any such case in which such default or event would reasonably be expected to have a Material Adverse Effect on PictureWorks.

         (c) No party to any such PictureWorks Contract has to the knowledge of the executive officers of PictureWorks given notice to PictureWorks of or made a claim against PictureWorks with respect to any breach or default thereunder, in any such case in which such breach or default would have a Material Adverse Effect on PictureWorks.

         (d) PictureWorks does not own any real property. Section 2.17 of the Disclosure Schedule lists all real property leased or subleased to or by PictureWorks. PictureWorks has made available to iPIX correct and complete copies of the leases and subleases (as amended to date) listed therein. Except as described on Section 2.17 of the Disclosure Schedule, with respect to each such lease and sublease:

         (i) The lease or sublease is legal, valid, binding, and enforceable against PictureWorks, and to the knowledge of PictureWorks, against each other party thereto, and is in full force and effect. In the case of any sublease from PictureWorks to any subtenant, PictureWorks, has obtained all landlord and other consents required in connection with such sublease.

         (ii) The lease or sublease will continue to be legal, valid, binding, and enforceable against PictureWorks and to the knowledge of PictureWorks, against each other party thereto, and is and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect prior to the Effective Time.

         (iii) Neither PictureWorks nor, to PictureWorks's knowledge, any other party to the lease or sublease, is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification or acceleration thereunder.

         (iv) There are no disputes, oral agreements or forbearance programs to which PictureWorks is a party in effect as to the lease or sublease.

         (v) PictureWorks has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

         (vi) All facilities leased or subleased by PictureWorks thereunder are supplied with utilities necessary for the operation of said facilities as conducted on the date of this Agreement.

         (vii) None of such leases or subleases has been capitalized on the balance sheet contained in the Interim Financial Statements.

         (viii) PictureWorks has obtained consents for all alterations made as of the date hereof to each such facility and, upon the expiration or earlier termination of the lease or sublease with respect thereto, shall not be obligated to remove any such alterations or restore the premises to the condition they were in prior to the time such alterations were undertaken, except for removal or restoration obligations which individually or in the aggregate do not exceed $25,000.

         SECTION 2.18. Tax Treatment. PictureWorks has not taken or agreed to take any action that would prevent the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code.

         SECTION 2.19. Affiliates. Except for the stockholders, directors and executive officers of PictureWorks identified on Section 2.19 of the Disclosure Schedule, there are no persons who, to the knowledge of PictureWorks, may be deemed to be affiliates of PictureWorks under Rule 1-02(b) of Regulation S-X of the SEC (the "PICTUREWORKS AFFILIATES").

         SECTION 2.20. Certain Business Practices. Neither PictureWorks, nor to the knowledge of the executive officers of PictureWorks, any directors, officers, agents or employees of PictureWorks has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment, in each case except as would not have a Material Adverse Effect on PictureWorks.

         SECTION 2.21. Insider Interests. Except as listed in Section 2.21 of the Disclosure Schedule, no executive officer, director or, to the knowledge of the executive officers of PictureWorks, other affiliate of PictureWorks is party to any transaction which would require disclosure by operation of Item 404 of Registration S-K in a registration statement declared effective as of the date of this Agreement.

         SECTION 2.22. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PictureWorks except as described on Section 2.22 of the Disclosure Schedule.

         SECTION 2.23. No Other Agreements to Sell PictureWorks. Neither PictureWorks nor, to its knowledge, any affiliate of PictureWorks, has any legal obligation, absolute or contingent, to any Person other than iPIX and Purple Sub to effect any merger, consolidation or other reorganization of PictureWorks or to enter into any agreement with respect thereto.

         SECTION 2.24. Accounts Receivable. All accounts receivable of PictureWorks reflected on the Interim Financial Statements are valid receivables subject to no setoffs or counterclaims and are current and believed by PictureWorks to be collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Interim Financial Statements. All accounts receivable reflected in the financial or accounting records of PictureWorks that have arisen since the Interim Financial Statements are valid receivables subject to no setoffs or counterclaims and are believed by PictureWorks to be collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts.

         SECTION 2.25. Powers of Attorney. Except as set forth in Section 2.25 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of PictureWorks.

         SECTION 2.26. Customers. Except as set forth in Section 2.26 of the Disclosure Schedule, there are no customers that accounted for more than 5% of the revenues of PictureWorks taken as a whole, during the last full fiscal year.

         SECTION 2.27. Suppliers. Section 2.27 of the Disclosure Schedule sets forth a true, correct and complete list of (i) the names and addresses of each of the suppliers of PictureWorks which accounted for a dollar volume of purchases by PictureWorks in excess of $50,000 for the nine month period ended December 31, 1999, and (ii) the present sole source suppliers of significant goods or services, other than utilities, for any product or service with respect to which practical alternative sources of supply are not available on comparable terms and conditions, indicating the contractual arrangements for continued supply from each such supplier. PictureWorks believes it has good relations with all of its material suppliers.

         SECTION 2.28. Acquisitions. Attached hereto as Section 2.28 of the Disclosure Schedule is a complete and correct list of all acquisitions undertaken by PictureWorks in the past three years.

         SECTION 2.29. Books and Records. The minute books and other similar records of PictureWorks contain records of all actions taken at any meetings of PictureWorks's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting which are complete and accurate in all material respects. The books and records of PictureWorks accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of PictureWorks and have been maintained in accordance with good business and bookkeeping practices.

         SECTION 2.30. Year 2000 Compliance Matters. Except for matters which, individually and in the aggregate, would not have a Material Adverse Effect on PictureWorks, all proprietary and third-party licensed computer systems including computer hardware and software owned, leased or licensed by PictureWorks and computer software incorporated in products produced by PictureWorks (a) have on and after December 31, 1999, accurately and without interruption recognized the advent of the year 2000 without any adverse change in operations associated with such recognition, (b) can accurately and without interruption recognize and manipulate date information relating to dates prior to, on and after January 1, 2000 and (c) can accurately and without interruption interact with other year 2000 compliant computer systems and computer software in a way that does not compromise their ability to correctly recognize the advent of the year 2000 or to accurately and without interruption recognize and manipulate date information relating to dates prior to, on or after January 1, 2000.

         SECTION 2.31. Securities Law Compliance. Any and all sales by PictureWorks of any PictureWorks Securities during the period from March 1, 1997 to the date hereof complied in all material respects with the Securities Act, any applicable state or iPIX sky laws, and all rules and regulations promulgated pursuant thereto, except for any non-compliance which would not have a Material Adverse Effect on PictureWorks.

         SECTION 2.32. Other Agreements. PictureWorks has entered into the Funding Obligation Agreement substantially in the form attached as EXHIBIT 2 concurrently herewith, and PictureWorks has caused the holders of PictureWorks Shares described in Section 2.3(a) to enter into the Stockholder Support Agreements substantially in the form attached as EXHIBIT 4.

                                   ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF IPIX

         Except as set forth on the Disclosure Schedule delivered by iPIX to PictureWorks and Purple Sub (the "IPIX DISCLOSURE SCHEDULE"), iPIX hereby represents and warrants to PictureWorks as follows:

         SECTION 3.1. Organization and Qualification. Each of iPIX and its subsidiaries is duly incorporated, validly existing and in good standing under the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on iPIX. When used in connection with iPIX, the term "MATERIAL ADVERSE EFFECT" means any change or effect (i) that is or is reasonably expected to be materially adverse to the business, results of operations or condition (financial or otherwise) of iPIX and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions or in conditions affecting companies generally in the industries in which iPIX participates or resulting from the public announcement of the Merger, or (ii) that materially impairs the ability of iPIX to perform its obligations hereunder or to consummate the transactions contemplated hereby.

         SECTION 3.2. Capitalization of iPIX. (a) As of February 29, 2000, the authorized capital stock of iPIX consists of (i) 150,000,000 iPIX Common Shares, $0.001 par value, of which 39,984,745 iPIX Shares were issued and outstanding, (ii) 7,421,536 shares of Class B Common Stock, $0.0001 par value per share, of which 6,894,692 shares were issued and outstanding; (iii) 5,001,100 shares of preferred stock, $.001 par value, 1,100 shares of which are designated Series C redeemable preferred stock, of which no shares were issued and outstanding. All of the outstanding iPIX Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights.

         (b) iPIX or its subsidiaries is the record and beneficial owner of all of the issued and outstanding shares of common stock of its subsidiaries.

         (c) The shares of iPIX common stock to be issued pursuant to this Agreement have been duly authorized and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

         (d) Other than the transactions contemplated by this Agreement, there is no outstanding vote, plan or pending proposal for any redemption of stock of iPIX or any merger or consolidation of iPIX or any subsidiary of iPIX with or into any other entity or any similar transaction involving the asset of stock or assets of a third party.

         SECTION 3.3. Authority Relative to this Agreement; Recommendation. iPIX has all necessary corporate power and authority to execute and deliver this Agreement and the agreements and instruments attached as exhibits hereto or otherwise contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the agreements and instruments attached as exhibits hereto or otherwise contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of iPIX (the "IPIX BOARD"), and no other corporate proceedings on the part of iPIX are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and the agreements and instruments contemplated hereby to be executed concurrently herewith to which iPIX is a party have been duly and validly executed and delivered by iPIX and constitute a valid and binding agreement of iPIX. No vote or approval of any stockholder of iPIX is required to approve this Agreement and the agreements and instruments attached as exhibits hereto or otherwise contemplated hereby.

         SECTION 3.4. SEC Reports; Financial Statements. iPIX has filed all required forms, reports and documents with the SEC, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. iPIX has heretofore delivered or promptly will deliver prior to the Effective Date to PictureWorks, in the form filed with the SEC (including any amendments thereto), (i) all definitive proxy statements relating to iPIX's meetings of shareholders (whether annual or special) held since January 19, 2000 and (ii) all other reports or registration statements filed by iPIX with the SEC (all of the foregoing, collectively, the "IPIX SEC REPORTS"). None of such iPIX SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of iPIX included in the iPIX SEC Reports were prepared in accordance with GAAP (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of iPIX and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, subject in the case of interim financial statements to the absence of footnotes and to normal year-end audit adjustments. Since January 19, 2000, there have not been any events which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect with respect to iPIX.

         SECTION 3.5. Consents and Approvals; No Violations. (a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, state securities or iPIX sky laws, and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by iPIX of this Agreement or the consummation by iPIX of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on iPIX. Section 3.5 of the Disclosure Schedule contains a list of all material approvals and consents required of third parties relating to the business conducted by iPIX and its subsidiaries as of the date of this Agreement required to be given to or obtained by iPIX in connection with the consummation of the transactions contemplated by this Agreement.

         (b) Neither the execution, delivery and performance of this Agreement or the agreements and instruments attached as exhibits hereto or otherwise contemplated hereby by iPIX nor the consummation by iPIX of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the respective Charter or Bylaws (or similar governing documents) of iPIX or any of iPIX's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which iPIX or any of iPIX's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to iPIX or any of iPIX's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults listed on Schedule 3.5 to the iPIX Disclosure Schedule or which would not have a Material Adverse Effect on iPIX.

         SECTION 3.6. No Undisclosed Liabilities; Absence of Changes. (a) As of December 31, 1999, none of iPIX or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of iPIX and its consolidated subsidiaries (including the notes thereto) which are not so reflected. Since December 31, 1999, none of iPIX or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which have had, and there have been no events, changes or effects with respect to iPIX or its subsidiaries having, a Material Adverse Effect on iPIX.

         (b) Except as set forth in Section 3.6(b) of the Disclosure Schedule, since January 19, 2000, iPIX has conducted its business in the Ordinary Course of Business and there has not been, and iPIX has not agreed or committed that there shall be:

         (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of iPIX;

         (ii) any amendment of the Certificate of Incorporation or By-laws of iPIX;

         (iii)    any alteration of any outstanding security of iPIX;

         (iv) any change in any material method of accounting or accounting practice by iPIX except for any such change required by reason of a concurrent change in GAAP or any restatement of any previously published financial statements of iPIX or any predecessor; or

         (v) any amendment, termination, taking or failure to take any action that would constitute a violation or default under, or a waiver of any rights under any material contract or agreement, including agreements for borrowed money, to which iPIX or any of its subsidiaries is a party or by which it or any of its subsidiaries or any of their respective properties or assets may be bound.

         SECTION 3.7. Litigation. Except as listed on Schedule 3.7 to the Disclosure Schedule, as of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of iPIX, threatened against iPIX or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, would have a Material Adverse Effect on iPIX or would prevent the consummation of the transactions contemplated by this Agreement. As of the date hereof, none of iPIX or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, would have a Material Adverse Effect on iPIX or would prevent the consummation of the transactions contemplated hereby.

         SECTION 3.8. Tax Treatment. Neither iPIX nor, to the knowledge of iPIX, any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code.

         SECTION 3.9. Brokers. No broker, finder or investment banker (other than the iPIX Financial Adviser) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of iPIX, such fees and commission to be the sole responsibility of iPIX.

         SECTION 3.10. Hart-Scott-Rodino. iPIX confirms that it is not a "$100 million person" as such term is commonly used in respect of the filing obligations imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

         SECTION 3.11. Other Agreements. iPIX has entered into the Funding Obligation Agreement substantially in the form attached as EXHIBIT 2 concurrently herewith.

                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURPLE SUB

         Purple Sub hereby represents and warrants to iPIX and PictureWorks as follows:

         SECTION 4.1 Organization. Purple Sub is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         SECTION 4.2 Capitalization. The authorized capital stock of Purple Sub consists of 100 shares of common stock, $0.01 par value per share, of which 100 shares are issued and outstanding and held by iPIX. The common stock of Purple Sub represents the only class or series of capital stock of Purple Sub entitled to vote on the adoption of this Agreement. Since the date of its incorporation, Purple Sub has not engaged in any activity of any nature except in connection with or as contemplated by the Agreement.

         SECTION 4.3 Authority Relative to this Agreement; Recommendation. Purple Sub has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement, as well as the consummation of the transactions contemplated hereby by Purple Sub have been duly and validly authorized by all necessary corporate and stockholder action on the part of Purple Sub. This Agreement has been duly and validly executed and delivered by Purple Sub and constitutes a valid and binding agreement of Purple Sub.

         SECTION 4.4 Noncontravention. The execution and delivery of this Agreement and the agreements provided for herein, and the consummation by Purple Sub of the transactions contemplated hereby or thereby, will not (a) conflict with or violate any provisions of the charter or by-laws of Purple Sub; (b) require on the part of Purple Sub any filing with, or permit, authorization, consent or approval of, any Governmental Entity; (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, or other arrangement to which Purple Sub is a party or by which either is bound or to which any of its assets are subject; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purple Sub or any of its properties or assets.

                                    ARTICLE 5

                                    COVENANTS

         SECTION 5.1. Conduct of Business of PictureWorks. Except as contemplated by this Agreement or as described in Section 5.1 of the PictureWorks Disclosure Schedule, during the period from the date hereof to the Effective Time, PictureWorks will use its reasonable best efforts, subject to the restraints otherwise imposed by this Agreement, to conduct its operations in the Ordinary Course of Business and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 5.1 of the PictureWorks Disclosure Schedule, prior to the Effective Time, PictureWorks will not, without the prior written consent of iPIX:

         (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

         (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights) , except for (i) issuances upon the exercise of outstanding PictureWorks Stock Options and Warrants identified in the Disclosure Schedule or
(ii) the grant of PictureWorks Stock Options, consistent with past practice, to new hires in the manner and amounts described in the Disclosure Schedule;

         (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

         (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of PictureWorks (other than the Merger);

         (e) (i) create, incur or assume any long-term or short-term debt not currently outstanding or issue any debt securities, except for draws under the Greyrock Arrangements to fund ongoing operations in the Ordinary Course of Business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; (iii) make any loans, advances or capital contributions to, or investments in, any other person or entity; (iv) pledge or otherwise encumber shares of capital stock of PictureWorks; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due, Liens under the Greyrock Arrangements or Liens in the Ordinary Course of Business);

         (f) except as may be required by law, and except in the Ordinary Course of Business in accordance with Section 5.1(b)), and except as contemplated in Section 5.1(b) above (including, without limitation with respect to new hires), enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

         (g) acquire, sell, lease or dispose of any material assets in any single transaction or series of related transactions (other than in the Ordinary Course of Business) , except for the lease of the new office space in San Ramon and the related steps necessary to occupy those premises;

         (h) except as may be required as a result of a change in law or in GAAP, change any of the material accounting principles or practices used by it;

         (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than as required under GAAP in the Ordinary Course of Business;

         (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement, other than in the Ordinary Course of

Business consistent with past practice, which would be material to PictureWorks;
(iii) authorize any new capital expenditure or expenditures which in the aggregate are in excess of $60,000; provided, however that none of the foregoing shall limit any capital expenditure (x) required pursuant to existing contracts or (y) contemplated by the existing operations plan (including without limitation the new office premises in San Ramon identified in the Disclosure Schedule);

         (k) make any tax election or settle or compromise any income tax liability material to PictureWorks;

         (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would have a Material Adverse Effect on PictureWorks; or

         (m) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(l) or take any action that would be intended to make, or have the intended effect of making, any of the representations or warranties of PictureWorks contained in this Agreement materially untrue or incorrect.

         SECTION 5.2. Reasonable Best Efforts. Each of the parties shall use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation, ensuring that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other parties to consummate the Merger are satisfied.

         SECTION 5.3. No Solicitation by PictureWorks. PictureWorks shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another person,
(i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a PictureWorks Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any PictureWorks Takeover Proposal. For purposes of this Agreement, "PICTUREWORKS TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person relating to any PictureWorks Takeover Event, and "PICTUREWORKS TAKEOVER EVENT" means any
(x) direct or indirect acquisition or purchase of 30% or more of the net revenues, net income or the assets of PictureWorks, (y) direct or indirect acquisition or purchase of 30% or more of the equity securities of PictureWorks or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PictureWorks other than the transactions contemplated by this Agreement. Subject to their respective fiduciary duties, neither the Board of Directors of PictureWorks nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to iPIX, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement or
(ii) approve or recommend, or propose publicly to approve or recommend, any

PictureWorks Takeover Proposal. The foregoing restrictions shall be null and void and of no effect if, at any time after the date hereof and prior to the Effective Time, the consideration paid to holders of PictureWorks Shares is, or is proposed to be, less than $173 million in the aggregate.

         SECTION 5.4. Meetings of PictureWorks Stockholders. PictureWorks shall take all action necessary, in accordance with the DGCL, its Certificate of Incorporation and Bylaws, to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable, or solicit action by written consent in lieu of a meeting, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. PictureWorks will, through its Board of Directors and, subject to the their fiduciary duties, recommend to its shareholders approval of such matters. iPIX shall promptly after the date of this Agreement provide to PictureWorks for the purpose of soliciting the approval of PictureWorks's stockholders to this Agreement and the transactions contemplated hereby (including, without limitation, the issuance of iPIX Shares in exchange for the capital stock of PictureWorks) a disclosure document regarding the iPIX Shares which document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading as of the date thereof.

         SECTION 5.5. Access to Information. (a) Between the date hereof and the Effective Time or the earlier termination of this Agreement, (i) PictureWorks will give iPIX and its authorized representatives, officers and independent accountants access to the offices and other facilities and to all books and records of PictureWorks, will permit iPIX to make such inspections as iPIX may reasonably require and will cause its officers to furnish iPIX with such financial and operating data and other information with respect to the business, properties, financial condition and prospects of PictureWorks as iPIX may from time to time reasonably request, and (ii) iPIX will give PictureWorks and its authorized representatives reasonable access to all officers, offices and other facilities of iPIX and will permit PictureWorks to make such inspections and cause its officers to furnish PictureWorks all data and information with respect to iPIX's business, properties, financial condition and prospects as are material to the stockholders of PictureWorks acquiring iPIX Shares in connection with the Merger.

         (b) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all confidential documents and information furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Mutual Nondisclosure Agreement (the "NDA") entered into between iPIX and PictureWorks dated February 25, 2000, which Agreement is hereby confirmed and which shall remain in full force and effect.

         SECTION 5.6. Employee Benefit Plans. (a) It is the parties' present intent to provide after the Effective Time to employees of iPIX and PictureWorks and their subsidiaries employee benefit plans which, in the aggregate, are not less favorable than those currently provided by iPIX and PictureWorks, respectively. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans.

         (b) The parties agree to work together prior to the Effective Time to develop and design such plans, programs and arrangements and to prepare for the implementation of such plans, programs and arrangements described in this
Section 5.6 following the Effective Time.

         (c) The parties agree to discuss in good faith prior to taking any action that would result in a "CHANGE OF CONTROL" for purposes of the PictureWorks stock options. PictureWorks shall take no action (and has taken no action) under any PictureWorks Stock Option Plan to accelerate the exercisability of any option granted under any of the PictureWorks Stock Option Plans to a date which is earlier than the permitted exercise date of such option as it existed as of February 1, 2000.

         SECTION 5.7. Public Announcements. iPIX and PictureWorks will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law as determined by iPIX or PictureWorks.

         SECTION 5.8. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties if any of the parties discover or receive notice of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (v) any amendments made (other than such amendments effected in the Ordinary Course of Business that will not materially adversely affect the contractual arrangement in question) to any PictureWorks Contract prior to the Effective Time, or (vi) any material adverse change in their respective financial condition, properties, businesses or results of operations, taken as a whole, other than changes resulting from general economic conditions or resulting from the public announcement of the Merger; provided, however, that the delivery of any notice pursuant to this Section 4.8 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 5.9. Tax Treatment. (a) From and after the date hereof and until the Effective Time, neither iPIX nor PictureWorks shall take any action, or fail to take any action, that it knows would jeopardize qualification of the Merger as a tax-free reorganization under Section 368(a)(2)(E) of the Code or enter into any contract, agreement, commitment or arrangement with respect to the foregoing and
(b) after the Effective Time, neither iPIX nor any of its affiliates will take or will agree to take any action that would prevent the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code.

         SECTION 5.10. Indemnification. iPIX and the Surviving Corporation shall cause to be maintained in effect for a period of six years after the Effective Time the current provisions regarding exculpation and indemnification of current or former officers and directors (each an "Indemnified PictureWorks Person") contained in the Certificate of Incorporation and by-laws of PictureWorks and in any agreements between in Indemnified PictureWorks Person and PictureWorks, provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any claim or claims shall continue until final disposition of any and all such claims. For a period of six years after the Effective Time (provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any claim or claims shall continue until final disposition of any and all such claims), iPIX shall indemnify each Indemnified PictureWorks Person to the same extent as such Indemnified PictureWorks Person is entitled to indemnification pursuant to the first sentence of this Section
5.10. Without limitation of the foregoing, in the event any such Indemnified PictureWorks Person is or becomes involved in any action, proceeding or investigation in connection with any matter occurring prior to or on the Effective Time, including the transactions contemplated hereby, iPIX will pay as incurred such Indemnified PictureWorks Person's reasonable fees and expenses of counsel selected by the Indemnified PictureWorks Person and reasonably acceptable to iPIX (including the cost of any investigation and preparation and the cost of any appeal) incurred in connection therewith to the extent permitted pursuant to the DGCL. The agreements contained in this Section 5.10 shall survive the closing of the Merger and other transactions contemplated hereby and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified PictureWorks Persons and their respective heirs and legal representatives.

         SECTION 5.11. NNM Status of iPIX Common Stock. iPIX shall cause to be authorized for listing on the NASDAQ National Market, prior to the Effective Time, all shares of iPIX common stock to be issued pursuant to Article 1 hereto upon the conversion of the outstanding shares of PictureWorks capital stock or the exercise of any outstanding PictureWorks Stock Options or Warrants.

         SECTION 5.12. Closing Date. Each party shall use its reasonable best efforts to cause the Effective Time to occur by March 31, 2000.

         SECTION 5.13. Consent of Greyrock to Merger. (a) PictureWorks shall use its best efforts to take all actions and to do all things necessary in order to obtain from Greyrock Capital in connection with the Greyrock Arrangements all consents, waivers and authorizations in connection with the Merger such that the consummation of the Merger shall not result in any default or event of default under any agreement or instrument which is part of the Greyrock Arrangements; provided that iPIX shall cooperate and assist PictureWorks in such efforts (including by providing an iPIX guaranty of the obligations evidenced by the Greyrock Arrangements, if required) and further provided, that iPIX shall not withhold consent pursuant to Section 5.1(m) to (i) the payment by PictureWorks of a reasonable fee to Greyrock Capital if required in connection with the granting of such consent, waiver or authorization or (ii) if PictureWorks has not received all consents, approvals or waivers regarding the Merger required pursuant to the terms of the Greyrock Arrangements on or before May 15, 2000, PictureWorks entering into another financing facility having material terms identical in all material respects to the terms of the Greyrock Arrangements (including an iPIX guarantee).

         (b) From and after the Effective Time, iPIX hereby agrees to indemnify and hold harmless each Person who has guarantied any obligation of PictureWorks under the Greyrock Arrangements from any claim of any sort whatsoever under any such guaranty and to use its reasonable best efforts (including by providing an iPIX guaranty of the obligations of PictureWorks under the Greyrock Arrangements if required) to obtain a complete and unconditional release of such guaranties. In the event that any such guaranties are not released, iPIX shall not take any action from and after the Effective Time with respect to the Greyrock Arrangements having the effect of lengthening the term of the indebtedness underlying any such guaranty without the Guarantor's prior written consent. iPIX acknowledges that the Persons who have provided guaranties to Greyrock are intended third party beneficiaries to this
Section 5.13(b) and may directly enforce this Section as if they were a party to this Agreement.

         (c)      PictureWorks shall use its reasonable best efforts to obtain
(i) written confirmation from the Guarantors (as defined in those certain Contribution and Reimbursement Agreements by and between PictureWorks and Weston Presidio Capital II, L.P., Stanley B. Fry, Cyrus W. Gregg and Edward D. Herrick (collectively, "Guarantors"), dated July 26, 1999 and October 1999 (collectively "Reimbursement Agreements")) in a form reasonably satisfactory to iPIX that, upon the payment by iPIX to the Guarantors of the Guaranty Fees (as defined in the Reimbursement Agreements) in connection with the Merger, the provisions in the Reimbursement Agreements relating to payment of Guaranty Fees shall be null and void and of no further effect and (ii) written waiver of the requirement of payment of the Guarantee Fees by iPIX on the Closing Date, which waiver shall defer such payment until the later of the Closing Date and April 3, 2000, provided that iPIX unconditionally guarantees such payment obligation.

         SECTION 5.14. Termination of Investors' Rights Agreement. Prior to the Closing Date, PictureWorks shall cause to be terminated the Amended and Restated Investors' Rights Agreement among PictureWorks, Stanley Fry and various PictureWorks Stockholders, dated March 16, 1999, and superceded by a iPIX Registration Rights Agreement substantially in the form of EXHIBIT 3.

         SECTION 5.15. Private Placement Exemption. The issuance of iPIX Shares provided for in this Agreement is intended to be a private placement of such securities exempt from registration under the federal and state securities laws. In the event for any reason that iPIX determines that the contemplated exemption is not available, iPIX agrees as follows: (i) it will promptly notify PictureWorks in writing;
(ii) it may not terminate this Agreement by operation of Section 8.1(b)(ii) or on any other basis due to the failure to timely perfect such exemption under any circumstances; and (iii) it shall immediately commence to use its reasonable best efforts to either register the issuance of the iPIX Shares with the SEC or perfect an alternative exemption reasonably satisfactory to PictureWorks (it being understood that, under present law, an issuance in reliance upon Section 3(a)(10) of the Securities Act of 1933 based on receipt of a permit granted subsequent to a hearing as to the fairness of the transaction conducted by the California Commissioner of Corporations would be acceptable to PictureWorks), in any such case with the objective of closing the Merger as soon as possible.

                                    ARTICLE 6

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         SECTION 6.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restrains, enjoins or restricts the consummation of the Merger; and

         (b) any governmental, regulatory or third party notices, consents or approvals required with respect to the transactions contemplated hereby shall have been either filed or received.

         SECTION 6.2. Conditions to the Obligations of PictureWorks. The obligation of PictureWorks to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) the representations of iPIX contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on iPIX) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing iPIX shall have delivered to PictureWorks a certificate to that effect;

         (b) each of the covenants and obligations of iPIX to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time, except for any failure to perform which, individually or in the aggregate, would not have a Material Adverse Effect on iPIX, and at the Closing iPIX shall have delivered to PictureWorks a certificate to that effect;

         (c) PictureWorks shall have received the opinion of Latham & Watkins, counsel to PictureWorks, dated the Closing Date and addressed to PictureWorks, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization under Section 368(a) of the Code, and such opinion shall not have been withdrawn or modified in any material respect. In rendering such opinion, counsel to PictureWorks shall be entitled to rely upon representations of officers of iPIX, Purple Sub and PictureWorks substantially in the form of EXHIBITS 6.2(C)-1 AND 6.2(C)-2 (allowing for such amendments to the representations as counsel to PictureWorks deems necessary).

         (d) there shall have been no events, changes or effects with respect to iPIX or its subsidiaries that have had a Material Adverse Effect on iPIX; and

         (e) Sellers' Representative and PictureWorks shall have entered into the Escrow Agreement substantially in the form of EXHIBIT 1 attached hereto and iPIX and the signatories listed thereon shall have entered into the Registration Rights Agreement substantially in the form of EXHIBIT 3, and such agreements shall be in full force and effect on the Closing Date in accordance with their respective terms.

         SECTION 6.3. Conditions to the Obligations of iPIX. The obligation of iPIX to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) the representations of PictureWorks contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on PictureWorks) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing PictureWorks shall have delivered to iPIX a certificate to that effect;

         (b) each of the covenants and obligations of PictureWorks to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time, except for any failure to perform which, individually or in the aggregate, would not have a Material Adverse Effect, and at the Closing PictureWorks shall have delivered to iPIX a certificate to that effect;

         (c) on or before May 15, 2000, PictureWorks shall have received all consents, approvals or waivers regarding the Merger required pursuant to the terms of the Greyrock Arrangements or shall have entered into another financing facility having material terms identical in all material respects to the terms of the Greyrock Arrangements;

         (d) there shall have been no events, changes or effects with respect to PictureWorks or its subsidiaries that have had a Material Adverse Effect on PictureWorks; and

         (e) Sellers' Representative and PictureWorks shall have entered into the Escrow Agreement substantially in the form of EXHIBIT 1 attached hereto and iPIX and the signatories listed thereon shall have entered into the Registration Rights Agreement substantially in the form of EXHIBIT 3, and such agreements shall be in full force and effect on the Closing Date in accordance with their respective terms.

                                    ARTICLE 7

                                 INDEMNIFICATION

         SECTION 7.1 Indemnification by PictureWorks Stockholders. Subject to the limitations set forth in Section 7.3, the PictureWorks Stockholders receiving the iPIX Shares pursuant to Section 1.7 (the "INDEMNIFYING STOCKHOLDERS") all indemnify iPIX in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, reasonable costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("LOSSES") incurred or suffered by the Surviving Corporation or iPIX or any Affiliate thereof resulting from, relating to or constituting:

         (a) any misrepresentation, breach of representation or warranty or failure to perform any covenant or agreement of PictureWorks contained in this Agreement or the Certificate delivered pursuant to Section 6.3;

         (b) any claim by a stockholder or former stockholder of PictureWorks, or any other person or entity (other than stockholders of record and option holders and warrant holders identified in the Disclosure Schedule), seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of PictureWorks; (ii) any rights of a shareholder (other than the right to receive the iPIX Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the DGCL), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or By-laws of PictureWorks; or (iv) any claim that his, her or its shares were wrongfully repurchased by PictureWorks; or

         (c) the matters described in item 2 on Section 2.8 to the PictureWorks Disclosure Schedule; provided, that as a condition to such indemnification obligation pursuant to this subsection (c), iPIX shall as promptly as practicable following the Effective Time take all necessary action to change the name of the Surviving Corporation and discontinue the use of such name in connection with the business conducted by the Surviving Corporation thereafter.

         SECTION 7.2 Indemnification by iPIX. iPIX shall indemnify the Indemnifying Stockholders in respect of, and hold them harmless against, any and all Losses incurred or suffered by the Indemnifying Stockholders resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of iPIX contained in this Agreement or the iPIX Certificate delivered pursuant to Section 6.2.

         SECTION 7.3  Limitations.

         (a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Indemnifying Stockholders for Losses under this
Article 7 shall not exceed the shares and other assets, if any, comprising the Escrow Fund (as defined in the Escrow Agreement), and (ii) the Indemnifying Stockholders shall not be liable under this Article 7 unless and until the aggregate Losses for which it would otherwise be liable exceed $1,000,000 (at which point the Indemnifying Stockholders shall become liable only for the aggregate Losses in excess of $1,000,000); provided that the limitation set forth in clause (ii) above shall not apply to a claim made by iPIX pursuant to
Section 7.1(a) relating to (x) a breach of the representations and warranties set forth in Sections 2.1(a), 2.2(a) and (b), or 2.3 or (y) the matters indemnifiable pursuant to Section 7.1(c); provided, however, that the Indemnifying Stockholders will be liable for 90% of any Losses and iPIX will be liable for 10% of any Losses related to the matters indemnifiable pursuant to
Section 7.1(c) up to $500,000, and the Indemnifying Stockholders will be liable for all such Losses exceeding $500,000. iPIX and the Indemnifying Stockholders shall bear all Losses up to $500,000 pro rata according to the foregoing percentages, and shall be concurrently liable for their respective percentages of such Loss. For purposes solely of measuring the $1,000,000 deductible in clause (ii) of this Section 7.3(a), all representations and warranties of PictureWorks in Article II shall be construed as if the term "material" and any reference to "MATERIAL ADVERSE EFFECT" (and variations thereof) were omitted from such representations and warranties.

         (b) The stockholders of PictureWorks and their officers, directors, partners, stockholders, members, trustees, fiduciaries, affiliates, accountants, attorneys, advisors and other representatives (including those of PictureWorks prior to the Effective Time) shall not under any circumstances have any liability of any sort whatsoever under this Agreement or any agreement or document delivered in connection herewith in excess of the Escrow Fund, except in the event of a fraudulent breach (i.e., a knowing and intentional breach of a representation, warranty, covenant or agreement with the intent to deceive). In the event of such a fraudulent breach, iPIX shall have all remedies available at law or in equity with respect to such breach; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, in no event shall the liability resulting from this sentence exceed the Merger consideration or proceeds, if any, actually received by a former stockholder of PictureWorks in connection with the disposition of such Merger consideration.

         (c) No Indemnifying Stockholder shall have any right of contribution against PictureWorks or the Surviving Corporation with respect to any breach by PictureWorks of any of its representations, warranties, covenants or agreements except as otherwise set forth in Section 5.10.

         (d) iPIX acknowledges and agrees that the representations and warranties set forth in Article 2 above are the only representations and warranties made by PictureWorks in connection with the Merger and related transactions contemplated hereby and iPIX has not, and agrees that it may not, rely on any other representations or warranties in any manner relating to PictureWorks. In the event the Merger is consummated, it is further recognized and agreed that the sole and exclusive remedy for any claims arising out of or relating to a breach of one or more of such representations or warranties or any other provision of this Agreement shall be Losses, subject to the limitations set forth in, and except as otherwise set forth in, this Article 7. The inclusion of any entry in the Disclosure Schedule shall not be deemed an admission that such item is material.

         (e) The Indemnifying Stockholders' liability for any Losses with respect to which iPIX is entitled to or is seeking to assert rights to indemnification under this Article 7 shall be reduced by any amounts actually received by iPIX from any third party with respect to such Losses.

         SECTION 7.4  Indemnification Claims.

         (a) A party entitled, or seeking to assert rights, to indemnification under this Article 7 (an "INDEMNIFIED PARTY") shall give written notification to the party from whom indemnification is sought (an "INDEMNIFYING PARTY") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article 7 may be sought. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may assume control of such defense only if it acknowledges in writing to the Indemnified Party that, assuming the principal alleged facts are materially true, any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Article 7. Notwithstanding the foregoing, the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. In addition, notwithstanding anything in this Agreement to the contrary, iPIX shall control the defense of any claim against the

Indemnifying Stockholders if iPIX certifies in writing to Sellers' Representative that iPIX reasonably believes that the amount of Losses relating to such claim and all other pending claims may exceed the Value (as defined below) in the Escrow Fund. If the Indemnifying Party does not so assume control of such defense (or does not have the right to such control), the Indemnified Party shall control such defense. The party not controlling such defense (the "NON-CONTROLLING PARTY") may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of one firm of attorneys acting as counsel to the Indemnified Party shall be considered "LOSSES" for purposes of this Agreement. The party controlling such defense (the "CONTROLLING PARTY") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding; provided, however, that this requirement shall not apply in respect of materials related to a dispute involving the interpretation and application of this Article 7. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

         (b) In order to seek indemnification under this Article 7, an Indemnified Party shall give written notification (a "CLAIM NOTICE") to the Indemnifying Party which contains (i) a description and the amount (the "CLAIMED AMOUNT") of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article 7 for such Losses and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Losses. If the Indemnified Party is iPIX, the Indemnified Party shall deliver a copy of the Claim Notice to the Escrow Agent.

         (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "RESPONSE") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is iPIX, the sole recourse shall be as specified in Section 7.3 and accordingly the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to iPIX such number of Escrow Shares as have an aggregate Value (as defined in the Escrow Agreement) equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "AGREED AMOUNT") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is iPIX, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to iPIX such number of Escrow Shares as have an aggregate Value equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 7.4(d) for the resolution of such dispute (a "DISPUTE").

         (d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the "ADR PROCEDURE"). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR SERVICE"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this
Section 7.4(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party. If the Indemnified Party is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to iPIX and/or the Indemnifying Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

         (e) Notwithstanding the other provisions of this Section 7.4, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Losses for which such Indemnified Party may be entitled to indemnification pursuant to this Article 7, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior consent of the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article 7, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article 7, for any such Losses for which it is entitled to indemnification pursuant to this
Article 7 (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article 7). If the Indemnified Party exercises its rights pursuant to this Section 7.4(e), it shall advise the Indemnifying Party prior to exercising such right and in good faith seek to solicit the views of the Indemnifying Party with respect to any such matters. Notwithstanding anything in Section 7.1 the payment or satisfaction of any obligation pursuant to this Section 7.4 shall not itself evidence the existence or amount of Losses.

         (f)      For purposes of this Section 7.4 and the last two sentences of
Section 7.5, (i) if the Indemnifying Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section
7.4 or Section 7.5) shall be deemed to refer to the Sellers' Representative, and
(ii) if the Indemnifying Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 7.4 or
Section 7.5) shall be deemed to refer to the Sellers' Representative. The Sellers' Representative shall have full power and authority on behalf of each Indemnifying Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Stockholders under this Article 7. The Sellers' Representative shall have no liability to any Indemnifying Stockholder for any action taken or omitted on behalf of the Indemnifying Stockholders pursuant to this Article 7.

         SECTION 7.5 Survival of Representations and Warranties. All representations and warranties contained in this Agreement and the Certificates to be delivered pursuant to Sections 6.2 and 6.3 shall (a) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (b) shall, absent a fraudulent breach as defined in Section 7.3(b), with respect to which such representations and warranties shall survive until the expiration of the applicable statute of limitations, expire on the date upon which the first audited consolidated financial statements of iPIX (or any successor) are released by the independent auditors thereof following the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "EXPECTED CLAIM NOTICE"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Indemnifying Stockholders in accordance with the terms of the Escrow Agreement.


                                    ARTICLE 8

                         TERMINATION; AMENDMENT; WAIVER

         SECTION 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by PictureWorks's shareholders:

         (a)      by mutual written consent of iPIX and PictureWorks;

         (b) by iPIX or PictureWorks if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become non-appealable or
(ii) the Merger has not been consummated by May 15, 2000; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

         (c) by PictureWorks if (i) there shall have been a breach of any representation or warranty on the part of iPIX set forth in this Agreement and iPIX has not cured such breach within twenty (20) business days after notice by PictureWorks thereof, or if any representation or warranty of iPIX shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) would be incapable of being satisfied by May 15, 2000 (or as otherwise extended), (ii) there shall have been a breach by iPIX of any of its covenants or agreements hereunder having a Material Adverse Effect on iPIX or materially adversely affecting (or materially delaying) the consummation of the Merger, and iPIX has not cured such breach within twenty (20) business days after notice by PictureWorks thereof, provided that

PictureWorks has not breached any of its obligations hereunder, (iii) the iPIX Board shall have withdrawn, modified or changed its approval of this Agreement or the Merger or shall have adopted any resolution to effect any of the foregoing.

         (d) by iPIX if (i) there shall have been a breach of any representation or warranty on the part of PictureWorks set forth in this Agreement, and PictureWorks has not cured such breach within twenty (20) business days after notice by iPIX thereof, or if any representation or warranty of PictureWorks shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) would be incapable of being satisfied by May 15, 2000 (or as otherwise extended), (ii) there shall have been a breach by PictureWorks of any of its covenants or agreements hereunder having a Material Adverse Effect on PictureWorks or materially adversely affecting (or materially delaying) the consummation of the Merger, and PictureWorks has not cured such breach within twenty (20) business days after notice by iPIX thereof, provided that iPIX has not breached any of its obligations hereunder, (iii) the PictureWorks Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, or (iv) PictureWorks shall have convened a meeting of its shareholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders within five (5) business days thereafter.

         SECTION 8.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of Sections 5.5(b) and 8.3 , and except as may otherwise be provided in Section 7 hereof with respect to a fraudulent breach and except that nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement prior to such termination.

         SECTION 8.3. Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby except that:

         (a) in the event the Merger is consummated, iPIX shall pay and assume all reasonable fees and expenses incurred by PictureWorks in connection with its proposed initial public offering and the Merger, to the persons and in the amounts or consistent in all material respects with the estimated amounts set forth on attached EXHIBIT 5; and

         (b) if, in the exercise of its fiduciary duty, the PictureWorks Board accepts a PictureWorks Takeover Proposal and therefore terminates this Agreement, PictureWorks shall pay to iPIX upon demand by wire transfer of good funds a termination fee in the amount of $6,125,000.

         SECTION 8.4. Amendment. This Agreement may be amended by action taken by iPIX and PictureWorks at any time before or after approval of the Merger by the shareholders of iPIX and PictureWorks (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable


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

law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

         SECTION 8.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                    ARTICLE 9

                                  MISCELLANEOUS

         SECTION 9.1. Entire Agreement; Assignment. This Agreement and the other agreements expressly referred to herein or attached as Exhibits hereto (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

         SECTION 9.2. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

         SECTION 9.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:


         If to iPIX:                James M. Phillips
                                    Chairman and Chief Executive Officer
                                    Internet Pictures Corporation
                                    1009 Commerce Park Drive
                                    Oak Ridge, Tennessee 37830
                                    Fax:  (423) 482-6755


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

                                    Matthew S. Heiter, Esq.
                                    General Counsel and Corporate Secretary
                                    Internet Pictures Corporation
                                    165 Madison Avenue
                                    Memphis, Tennessee 38103
                                    Fax:  (901) 577-0737

         with a copy to:            Baker, Donelson, Bearman & Caldwell, P.C.
                                    165 Madison Avenue
                                    Memphis, Tennessee 38103
                                    Attn:  Desiree M. Franklin
                                    Fax:  (901) 577-0730

         if to PictureWorks:        Donald Strickland
                                    President and Chief Executive Officer
                                    PictureWorks Technology, Inc.
                                    649 San Ramon Valley Blvd.
                                    Danville, California 94526
                                    Fax:  (408) 741-4981

                                    Stan Fry
                                    69 Pine Street
                                    Peterborough, New Hampshire  03458
                                    Fax:  (603) 924-8473

         with a copy to:            Latham & Watkins
                                    135 Commonwealth Drive
                                    Menlo Park, California 94025
                                    Attn:  Tony Richmond
                                    Fax:  (650) 463-2600

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         SECTION 9.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record in the State of California in Santa Clara County, or, if applicable, the federal district court serving Santa Clara County, California, and that any ADR Procedure commenced as to any claim or controversy arising out of or relating to this Agreement shall take Santa Clara County, California, (ii) consents to the jurisdiction of each such court in any suit, action or proceeding, and (iii) waives any objection which it may have to the laying of venue of any such ADR Procedure in Santa Clara County, California, and of any action or proceeding in any of such courts.

         SECTION 9.5. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 9.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except as set forth in Sections 1.10, 1.11, 5.10 and 5.13.

         SECTION 9.7. Certain Definitions. For the purposes of this Agreement, the term:

         (a) "AFFILIATE" means (except as otherwise provided in Sections 2.20, 3.20 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

         (b) "BUSINESS DAY" means any day other than a day on which NASDAQ is closed;

         (c) "CAPITAL STOCK" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

         (d) "KNOWLEDGE" or "KNOWN" means, with respect to any matter in question, if an executive officer of iPIX or PictureWorks or their respective subsidiaries, as the case may be, has actual knowledge of such matter;

         (e) "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

         (f) "SUBSIDIARY" or "SUBSIDIARIES" of iPIX, PictureWorks or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which iPIX, PictureWorks or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         SECTION 9.8. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of iPIX, PictureWorks or Purple Sub or any officer, director, employee, agent, representative or investor of any party hereto.

         SECTION 9.9. Specific Performance. The parties hereby acknowledge and agree that the failure of either party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

         SECTION 9.10. Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, which shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid.

         SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.


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                                       52

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                               PICTUREWORKS TECHNOLOGY, INC.


                               By: /s/ Donald Strickland
                                  ---------------------------------------------
                                  Donald Strickland
                                  President and Chief Executive Officer

                               INTERNET PICTURES CORPORATION


                               By: /s/ James M. Phillips
                                  ---------------------------------------------
                                  James M. Phillips
                                  Chairman and Chief Executive Officer

                               PURPLE SUB, INC.


                               By: /s/ Matthew S. Heiter
                                  ---------------------------------------------
                                  Name: Matthew S. Heiter
                                        ---------------------------------------
                                  Title: Vice President
                                        ---------------------------------------


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